The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-185398

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 12, 2012)

$1,400,000,000

Access Midstream Partners, L.P.

ACMP Finance Corp.

% Senior Notes due 2023

We are offering $1,400,000,000 aggregate principal amount of senior notes due             , 2023 bearing interest at     % per year. We will pay interest on the notes on                and                of each year, beginning             , 2013. The notes will mature on             , 2023.

We may redeem some or all of the notes at any time on or after             , 2016 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Prior to             , 2015, we may redeem up to 35% of the aggregate principal amount of the notes using the net cash proceeds of certain qualified equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest. In addition, prior to             , 2016, we may redeem the notes at a “make whole” premium. If we undergo certain change of control transactions, we may be required to offer to purchase the notes from holders.

The proceeds from the sale of the notes will be used to (i) fund a portion of the consideration to acquire 100% of the issued and outstanding equity interests in Chesapeake Midstream Operating, L.L.C. (the “CMO Acquisition”), (ii) repay borrowings outstanding under our revolving credit facility and (iii) for general partnership purposes. Prior to the consummation of the CMO Acquisition, we will directly hold the net proceeds from this offering. If the CMO Acquisition does not close on or prior to February 28, 2013, or if the related unit purchase agreement is terminated at any time prior thereto, we will be required to redeem all of the notes offered hereby at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

The notes will be the senior unsecured obligations of Access Midstream Partners, L.P. and ACMP Finance Corp., a wholly owned subsidiary of ours that has no material assets and was formed for the sole purpose of being a co-issuer of some of our indebtedness, including the notes. The notes will rank equally in right of payment with all of our existing and future senior debt, senior in right of payment to all of our future subordinated debt and effectively junior in right of payment to all of our senior secured debt to the extent of the value of the collateral securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by each of our existing subsidiaries that guarantees both our revolving credit facility and our outstanding senior notes and by certain of our future subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 13,750,000 common units representing limited partner interests in us, which offering is being underwritten by certain of the underwriters of this offering. We estimate that the net proceeds from the sale of common units by us in the concurrent equity offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be $459.4 million, based upon the closing price of our common units on the New York Stock Exchange on December 11, 2012, assuming the underwriters’ option to purchase additional units in that offering is not exercised. We cannot give any assurance that the concurrent common unit offering will be completed. Neither the offering of the notes nor the common unit offering is contingent upon completion of the other offering.

	Per Common Unit		Total
Public offering price*		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

*	Plus accrued interest, if any, from , 2012 if settlement occurs after that date.

The underwriters expect to deliver the notes on or about                 , 2012, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Barclays	UBS Investment Bank	Wells Fargo Securities

Senior Co-Managers

BofA Merrill Lynch	BMO Capital Markets	Capital One Southcoast	DnB Markets

Mitsubishi UFJ Securities	Morgan Stanley	RBS

Junior Co-Managers

Comerica Securities	Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.

Raymond James	RBC Capital Markets	SMBC Nikko

            , 2012

Our Current Operating Areas

Our Operating Areas Including the CMO Acquisition

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying base prospectus, which provides more general information. Generally, when we use the term “prospectus,” we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

In making an investment decision, prospective investors must rely on their own examination of the partnership and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-89 of this prospectus supplement.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain statements and information in this prospectus supplement may constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our dependence on Chesapeake Energy Corporation (“Chesapeake”) and Total E&P USA, Inc. (“Total”) and other producers for a substantial majority of our revenues;

•

the impact on our growth strategy and ability to increase cash distributions if Chesapeake, Total or other third party producers do not increase the volume of natural gas they provide to our gathering systems;

•	our ability to complete and successfully integrate our acquisitions, including our pending CMO Acquisition described in this prospectus supplement, and realize their anticipated benefits;

•	oil and natural gas realized prices;

•	the termination of our gas gathering agreements with Chesapeake, Total or other producers;

•	the availability, terms and effects of acquisitions;

•	our potential inability to maintain existing distribution amounts or pay the minimum quarterly distribution to our unitholders;

•	the limitations that our level of indebtedness may have on our financial flexibility;

•	our ability to obtain new sources of natural gas, which is dependent on factors largely beyond our control;

•	the availability of capital resources to fund capital expenditures and other contractual obligations, and our ability to access those resources through the debt or equity capital markets;

•	competitive conditions;

•	the unavailability of third-party pipelines interconnected to our gathering systems or the potential that the volumes we gather do not meet the quality requirement of such pipelines;

•	new asset construction may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks;

•	our exposure to direct commodity price risk may increase in the future;

•	our ability to maintain and/or obtain rights to operate our assets on land owned by third parties;

•	hazards and operational risks that may not be fully covered by insurance;

•	our dependence on Chesapeake for substantially all of our compression capacity;

•	our lack of industry diversification; and

•

legislative or regulatory changes, including changes in environmental regulations, environmental risks, regulations by the Federal Energy Regulatory Commission, or FERC, and liability under federal and state environmental laws and regulations.

S-iii

Other factors that could cause our actual results to differ from our projected results are described under the caption “Risk Factors” and elsewhere in this prospectus and in our reports filed from time to time with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date originally made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our notes. For a more complete understanding of this offering and our notes, you should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our historical financial statements and the notes to those financial statements, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Please read “Where You Can Find More Information” on page S-89 of this prospectus supplement. Please read “Risk Factors” beginning on page S-23 of this prospectus supplement and the other documents incorporated by reference to which that section refers for more information about important risks that you should consider carefully before buying notes in this offering.

Unless the context otherwise requires, references in this prospectus supplement to the “Partnership,” and uses of the first person refer to the results of Chesapeake Midstream Partners, L.L.C. from its inception on September 30, 2009, through the closing date of our initial public offering of common units on August 3, 2010, and to Access Midstream Partners, L.P. (formerly named Chesapeake Midstream Partners, L.P.) and its subsidiaries thereafter. Our “general partner” refers to Access Midstream Partners GP, L.L.C. “Chesapeake” refers to Chesapeake Energy Corporation. “GIP II Entities” refers to, collectively, GIP II Eagle Holdings Partnership, L.P. and certain entities affiliated with Global Infrastructure Investors II, LLC; “GIP I Entities” refers to, collectively, GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P. and GIP-C Holding (CHK), L.P.; “GIP” refers to the GIP I Entities and their affiliates and the GIP II Entities. “Access Midstream Ventures” refers to Access Midstream Ventures, L.L.C., the sole member of our general partner. “Total,” when discussing the upstream joint venture with Chesapeake, refers to Total E&P USA, Inc., a wholly owned subsidiary of Total S.A., and when discussing our gas gathering agreement to which it is a party and related matters, refers to Total E&P USA, Inc. and Total Gas & Power North America, Inc., a wholly owned subsidiary of Total S.A.

Access Midstream Partners, L.P.

We are a growth-oriented publicly traded Delaware limited partnership formed in 2010 to own, operate, develop and acquire natural gas, natural gas liquids and oil gathering systems and other midstream energy assets. We are principally focused on natural gas gathering, the first segment of midstream energy infrastructure that connects natural gas produced at the wellhead to third-party takeaway pipelines. We currently operate in Texas, Louisiana, Oklahoma, Kansas, Arkansas, West Virginia and Pennsylvania. We provide gathering, treating and compression services to Chesapeake, Total and other leading producers under long-term, fixed-fee contracts.

Our gathering systems operate in our Barnett Shale region in north-central Texas, our Haynesville Shale region in northwest Louisiana, our Marcellus Shale region in Pennsylvania and West Virginia, and our Mid-Continent region, which includes the Anadarko, Arkoma, Delaware and Permian Basins. In total, we operate systems consisting of approximately 4,155 miles of gathering pipelines, servicing approximately 5,808 natural gas wells. For the three-month period ended September 30, 2012, our assets gathered approximately 2.825 billion cubic feet (“Bcf”) of natural gas per day on a net basis.

Our Business Strategies

Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following strategies:

•

Focus on High-Growth, Unconventional Plays.    Our extensive operations are focused on cost advantaged unconventional resource plays such as the Barnett Shale, the Haynesville Shale, the Marcellus Shale and the Colony Granite Wash, Texas Panhandle Granite Wash and Mississippi Lime which, together with our relationship with our largest customer, Chesapeake, position us to be a major gatherer from unconventional resource plays, a growing source of U.S. natural gas production.

•

Leverage Our Extensive Asset Base.    We own and operate a high-quality, high-capacity asset base that we believe will allow us to gather significant incremental natural gas volumes by leveraging our significant investment to date.

•

Minimize Direct Commodity Price Exposure.    We generate substantially all of our revenues pursuant to long-term, fixed-fee contracts that are designed to support a return on invested capital, and we plan to maintain our focus on providing midstream energy services on a fixed-fee basis as we grow our business.

•

Grow Through Disciplined Development and Accretive Acquisitions.    We plan to regularly pursue accretive acquisitions of midstream assets from Chesapeake and other parties, including through our working relationship with our sponsors and rights of first offer under our omnibus agreement, and to pursue organic development that will complement and expand our existing operations.

Our Competitive Strengths

We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

•

Well-Positioned Asset Base.    Our gathering systems include extensive high-quality natural gas pipeline networks in our Barnett Shale region and high-growth unconventional resource plays in our Haynesville Shale and Marcellus Shale regions generally and in portions of our Mid-Continent region, such as the Colony Granite Wash, Texas Panhandle Granite Wash and Mississippi Lime.

•

Extensive Acreage Dedication and System Scale.    We have significant embedded volume growth potential associated with our extensive acreage dedication from Chesapeake, Total and other leading producers, and our system scale positions us to attract additional volumes from other producers. We estimate that the areas covered by our acreage dedications include approximately 15,000 potential gross drilling locations.

•

Long-Term Contracted Cash Flow Stability.    We believe that our fixed-fee contract structure and long-term gas gathering agreements, certain of which include minimum volume commitments and all of which include periodic fee redeterminations, mitigate our exposure to direct commodity price risk and provide us with long-term cash flow stability.

•

Experienced Midstream Management Team.    Our senior officers have significant experience building, acquiring and managing midstream and other assets and are focused on optimizing our existing business and expanding our operations through disciplined development and accretive acquisitions.

•

Capital Structure and Financial Flexibility.    We believe that our capital structure allows us to pursue organic growth opportunities and acquisitions even in challenging commodity price environments and periods of capital markets dislocation.

Our Relationship with GIP

GIP indirectly owns both our general partner and our incentive distribution rights. GIP consists of two separate infrastructure investment funds with an aggregate of approximately $15 billion in assets, on a combined basis. GIP targets investments in single assets and portfolios of assets and companies in power and utilities, natural resources infrastructure, air transport infrastructure, seaports, freight railroad, water distribution and treatment and waste management. As described below under “—Recent Developments—Williams Agreement to Acquire Ownership Interests,” the GIP I Entities have entered into an agreement to sell their equity interests in us and our general partner to The Williams Companies, Inc. (“Williams”). As described below under “—Recent Developments—Financing of the CMO Acquisition—Subscription Agreement,” certain GIP II Entities have agreed to make an additional equity investment in us.

Recent Developments

CMO Acquisition

On December 11, 2012, we entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) pursuant to which we will purchase from Chesapeake Midstream Development, L.L.C. (“CMD”), an indirect wholly owned subsidiary of Chesapeake, 100% of the issued and outstanding equity interests in Chesapeake Midstream Operating, L.L.C. (“CMO”), which together with its subsidiaries owns certain midstream gas gathering, processing and related assets in the Eagle Ford, Utica, Niobrara, Haynesville and Marcellus basins. These assets include, in the aggregate, approximately 1,673 miles of pipeline and 4,289,087 dedicated acres. We refer to this transaction as the “CMO Acquisition.”

The purchase price for the CMO Acquisition at closing is expected to be is approximately $2.16 billion, subject to post-closing adjustments. The applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act has expired, and the closing of the CMO Acquisition is expected to occur prior to December 31, 2012.

We intend to fund a portion of the purchase price of the CMO Acquisition with a portion of the net proceeds from this offering. The completion of this offering is not a condition to the closing of the CMO Acquisition but, in the event that the CMO Acquisition does not close on or prior to February 28, 2013 or the Unit Purchase Agreement is terminated at any time on or prior thereto, we will be required to redeem all of the notes at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Our obligation to consummate the closing of the Unit Purchase Agreement is subject to certain conditions, including, among others, (i) the absence of any law or order prohibiting the consummation of the CMO Acquisition or any proceeding by a governmental body challenging or that could reasonably be expected to prohibit the CMO Acquisition, (ii) delivery of certificates and certain transaction agreements (as described further below) and (iii) the absence of a material adverse effect (as defined in the Unit Purchase Agreement) with respect to the business, operations and condition of CMO.

The Unit Purchase Agreement generally contains customary representations and warranties and covenants, including covenants with respect to regulatory filings, commercially reasonable efforts to consummate the CMO Acquisition, cooperation by CMD with our financing efforts and exclusivity. The Unit Purchase Agreement also contains certain covenants with respect to operations of CMO and its subsidiaries between the signing of the Unit Purchase Agreement and closing, which require CMD to cause CMO and its subsidiaries to operate in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve its material business operations and maintain its assets, make certain capital expenditures and refrain from taking certain specified actions.

We and CMD have agreed to indemnify each other and our and its respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Unit Purchase Agreement, subject to certain limitations and survival periods. CMD also has agreed to indemnify us for certain specified contingencies and liabilities, as well as liabilities related to (i) the operations of CMO and its subsidiaries prior to the closing of the acquisition, (ii) transfers of assets or equity of CMO prior to the closing and (iii) certain excluded assets and entities. CMD’s indemnity obligations with respect to environmental matters and matters related to the acquired assets and related easements will terminate after seven years and its indemnity obligations with respect to matters relating to reserves and production and dedicated acreage will terminate after five years.

The Unit Purchase Agreement may be terminated by either us or CMD, as applicable, subject to certain exceptions, (i) upon mutual written consent, (ii) if the closing has not occurred by December 31, 2012, (iii) for breaches of representations and warranties or covenants that remain uncured, or (iv) if a governmental body has issued a final order permanently restraining the CMO Acquisition.

We and CMD have agreed to enter into certain commercial and ancillary transaction agreements upon the closing of the CMO Acquisition, including, among others, new gathering and processing agreements between CMO and affiliates of Chesapeake, an agreement for our operation of certain Mid-Continent midstream assets held by CMD, an agreement for our provision of transition services with respect to certain excluded assets, an amendment to our June 2012 transition side letter, a master recoupment and set-off agreement with respect to obligations under the transaction documents, a two-year agreement not to solicit purchases of gas from certain working interest owners and other ancillary agreements.

At the closing of the CMO Acquisition, we will terminate the marketing and noncompetition agreement entered into with affiliates of Chesapeake at the time of our initial public offering. Under the marketing and noncompetition agreement, Chesapeake purchased, at our request, gas on our behalf, at agreed market responsive prices and for an agreed marketing fee, to settle accrued gas imbalances on our gathering systems in exchange for an agreement by us not to engage in activities to purchase or market natural gas in the acreage dedications. At the time of such closing, we will enter into a non-solicitation agreement with Chesapeake and certain affiliates, under which we will agree for two years not to actively solicit, from working interest owners in Chesapeake operated wells located in our dedication areas, the purchase of gas produced from such wells.

In addition, at the closing of the acquisition, certain provisions of the omnibus agreement entered into between us and affiliates of Chesapeake at the time of our initial public offering will be terminated, including our right of first offer with respect to (i) opportunities to develop or invest in midstream energy projects within five miles of our acreage dedications in the Barnett Shale and Mid-Continent regions, (ii) opportunities to succeed third parties in expiring midstream energy service contracts within the acreage dedications and within five miles thereof in the Barnett Shale and Mid-Continent regions and (iii) opportunities with respect to future midstream divestitures outside of the acreage dedications. Chesapeake has also agreed to enter into a guaranty at the closing with respect to CMD’s and its affiliates’ respective obligations under the transaction documents and we have agreed to guaranty CMO and its subsidiaries’ obligations under the new gathering and processing agreements.

In connection with the execution of the Unit Purchase Agreement, CMD also extended until March 1, 2013 the previously announced exclusivity agreement with respect to the potential sale of certain Mid-Continent assets to us.

Rationale for Acquisition

We believe that the addition of these midstream assets will result in our being one of the largest and most geographically diverse midstream master limited partnerships. The CMO Acquisition provides us with additional strategic positions in several key unconventional basins and provides enhanced exposure to oil and liquids-focused drilling. After this transaction, we will have assets and operations in virtually all the most active basins in the United States.

Consistent with our current portfolio of assets, the acquired assets are anchored by long-term, fee-based contracts with Chesapeake and other producer customers. The contracts provide various protections for volume, capital, inflation and re-contracting risks resulting in highly visible and stable cash flows.

Terms of the CMO Acquisition were unanimously approved by the board of directors of our general partner and by the board’s conflicts committee, which consists entirely of independent directors.

Description of CMO’s Assets and Commercial Arrangements.    A description of CMO’s assets, none of which are regulated by FERC, in the Eagle Ford, Utica, Niobrara, Haynesville and Marcellus Shale basins is provided below.

Eagle Ford.    CMO’s Eagle Ford assets include 12 gas gathering systems consisting of approximately 616 miles of pipeline and 1,381,869 dedicated acres. Throughput for these assets for the three months ended September 30, 2012 was approximately 156 million cubic feet per day, or MMcf/d. We are also acquiring one treatment facility with an approximate capacity of 30 MMcf/d.

At the closing of the CMO Acquisition, we will enter into new gas gathering agreements with certain subsidiaries of Chesapeake, pursuant to which we will provide the following services in our Eagle Ford region for the fees and obligations outlined below:

•

Gathering, Compression, Dehydration and Treating Services.    We will gather, compress, dehydrate and treat natural gas for the producers within the Eagle Ford region in exchange for a cost-of-service based fee for natural gas gathered and treated on our gathering systems. The cost-of-service components will include compression expense, deemed general and administrative expense, capital expenditures, fixed and variable operating expenses and other metrics. We refer to these fees collectively as the Eagle Ford fee.

•

Acreage Dedication.    Pursuant to our gas gathering agreements, subject to certain exceptions, each of the producers has agreed to dedicate all of the natural gas owned or controlled by it and produced from or attributable to existing and future wells located on natural gas and oil leases covering lands within an acreage dedication in our Eagle Ford region. Any producer’s dedication of the natural gas produced from applicable dedicated properties will run with the land in order to bind successors to the producer’s interest, as well as any natural gas interests in the dedicated properties subsequently acquired by the producer.

•

Fee Redetermination.    During 2013 and 2014, the Eagle Ford fee is determined by a fee tiering mechanism which calculates the Eagle Ford fee on a monthly basis according to the quantity of gas delivered to us by Chesapeake relative to its scheduled deliveries. Effective on January 1, 2015 and January 1st of each year thereafter for a period of 20 years from July 1, 2012, the Eagle Ford fee will be redetermined based on a cost-of-service calculation, that provides a specified pre-income tax rate of return on invested capital.

•

Well Connection Requirement.    Subject to required notice by a producer, we will have the option to connect new operated wells within our Eagle Ford region acreage dedications as requested by the producer. If we elect not to connect a new operated well, the producer will be provided alternative forms of release. Subject to certain conditions specified in the gas gathering agreement, if we elect to connect a new well to our gathering systems, we are generally required to connect the new wells within specified timelines subject to penalties for delayed connections, up to a specified cap. If the well is delayed for more than one year, then the well pad may be released from the producer’s acreage dedication at the producer’s option.

•

Fuel and Lost and Unaccounted For Gas.    We have agreed with the producer to a cap on fuel and lost and unaccounted for gas on our systems with respect to each producer’s volumes. The cap is based on a percentage per deemed compression stage and a percentage for lost and unaccounted for gas. If we exceed a permitted cap in any covered period and do not respond in a timely manner with a proposed solution, we may incur significant expenses to replace the natural gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this replacement obligation may subject us to direct commodity price risk.

Utica.    CMO’s Utica assets include (i) a 66% operating interest in a joint venture that owns five wet gas gathering systems consisting of approximately 44 miles of pipeline and 1,453,092 dedicated acres (the “Cardinal JV”) and (ii) a 100% ownership interest in four dry gas gathering systems consisting of approximately eight miles of pipeline and 393,854 dedicated acres (the “Utica Dry”). Throughput for these assets for the three months ended September 30, 2012 was approximately 26 MMcf/d. We are also acquiring a 59% non-operating interest in a joint venture that is currently constructing three 200 million cubic feet per day processing plants, a 90,000 barrel per day fractionation facility, approximately 870,000 barrels of NGL storage capacity and other ancillary assets (the “UEO JV”).

The Cardinal JV has existing gas gathering agreements with Chesapeake, Total and EnerVest, and the UEO JV has gas processing and fractionation agreements with subsidiaries of Chesapeake and Total. At the closing of the CMO Acquisition, we will enter into a gas gathering agreement with Chesapeake subsidiaries for Utica Dry. Pursuant to these agreements, we will provide the following services in our Utica region for the fees and obligations outlined below.

•

Gathering, Compression, Dehydration, Processing and Fractionation Services.    We will gather, compress and dehydrate natural gas in exchange for a cost-of-service based fee for natural gas gathered on our gathering systems. The cost-of-service components for the Cardinal JV and Utica Dry will include compression expense (in the case of the Utica Dry only), deemed general and administrative expense, capital expenditures, fixed and variable operating expenses and other metrics. We also will process and fractionate natural gas for a fixed fee that escalates annually within a specified range. We refer to these fees collectively as the Utica fee.

•

Acreage Dedication.    Pursuant to our gas gathering agreements, subject to certain exceptions, the producers have agreed to dedicate all of the natural gas owned or controlled by them and produced from or attributable to existing and future wells with a surface location within the designated dedicated areas. Any producer’s dedication of the natural gas produced from applicable dedicated properties will run with the land in order to bind successors to the producer’s interest, as well as any natural gas interests in the dedicated properties subsequently acquired by the producer. In addition, the UEO JV has a processing and fractionation dedication from Chesapeake and Total for 600 MMcf/d.

•

Fee Redetermination.    Beginning on October 1, 2013 for the Cardinal JV and January 1, 2014 for Utica Dry and annually thereafter, for a period of 20.75 years from January 1, 2012 (Cardinal JV) and 15 years from July 1, 2012 (Utica Dry), the gathering fee portion of the Utica fee will be redetermined based on a cost of service calculation which provides a specified pre-income tax rate of return on invested capital.

•

Well Connections. In the Cardinal JV, we are generally required to connect new wells within specified timelines subject to penalties for delayed connections in the form of a temporary reduction in gathering fee for the new well. In Utica Dry, subject to required notice by the producer, we will have the option to connect new operated wells within our dedicated acreage as requested by the producer. If we elect not to connect a new operated well, the producer will be provided alternative forms of release. Subject to certain conditions specified in the gas gathering agreement, if we elect to connect a new well to our gathering systems, we are generally required to connect the new wells within specified timelines subject to penalties for delayed connections, up to a specified cap. If the well is delayed for more than one year, then the well pad may be released from the producer’s acreage dedication at the producer’s option.

•

Processing and Fractionation Performance Standards. We have agreed with the producers to certain performance standards for the UEO JV, including guaranteed in-service dates, minimum facility run-time standards, minimum propane recovery standards, and fuel caps. If we fail to achieve any of these performance standards as specified, the fees associated with these services will be temporarily reduced.

•

Fuel and Lost and Unaccounted For Gas.    We have agreed with the producers to a cap on fuel and lost and unaccounted for gas on our systems with respect to each producer’s volumes. The cap is based on a percentage per deemed compression stage and a percentage for lost and unaccounted for gas. If we exceed a permitted cap in any covered period, we may incur significant expenses to replace the natural gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this replacement obligation may subject us to direct commodity price risk. In Utica Dry, exceeding the permitted cap does not result in a reimbursement to the Utica producers if we respond in a timely manner with a proposed solution.

Niobrara.    CMO’s Niobrara assets include a 50% operating interest in a joint venture that owns two gas gathering systems consisting of approximately 60 miles of pipeline and 311,199 dedicated acres. Throughput for these assets for the three months ended September 30, 2012 was approximately 10 MMcf/d.

At the closing of the CMO Acquisition, we will enter into a new gas gathering and processing agreement with subsidiaries of Chesapeake, pursuant to which we will provide the following services in our Niobrara region for the fees and obligations outlined below:

•

Gathering, Compression, Dehydration and Processing Services.    We will gather, compress, dehydrate and process natural gas within the Niobrara region in exchange for a cost-of-service based fee for natural gas gathered on our gathering systems and for natural gas processed at our proposed processing facility. The cost-of-service components will include compression expense, deemed general and administrative expense, capital expenditures, fixed and variable operating expenses and other metrics. We refer to these fees collectively as the Niobrara fee.

•

Acreage Dedication.    Pursuant to our gas gathering and processing agreement, subject to certain exceptions, the Niobrara producers have agreed to dedicate all of the natural gas owned or controlled by them and produced from or attributable to existing and future wells with a surface location within the designated dedicated areas. Any producer’s dedication of the natural gas produced from applicable dedicated properties will run with the land in order to bind successors to the producer’s interest, as well as any natural gas interests in the dedicated properties subsequently acquired by the producer.

•

Fee Redetermination.    Effective on January 1, 2014 and January 1st of each year thereafter for a period of 20 years from July 1, 2012, the Niobrara fee will be redetermined based on a cost-of-service calculation that provides a specified pre-income tax rate of return on invested capital.

•

Well Connections.    Subject to required notice by a producer, we will have the option to connect new operated wells within our Niobrara region acreage dedications as requested by such producer. If we elect not to connect a new operated well, the producer will be provided alternative forms of release. Subject to certain conditions specified in the gas gathering agreement, if we elect to connect a new well to our gathering systems, we are generally required to connect the new wells delayed for more than one year, then the well pad may be released from the producer’s acreage dedication at the producer’s option.

•	Fuel and Lost and Unaccounted For Gas. We have agreed with the Niobrara producers to a cap on fuel and lost and unaccounted for gas on our systems with respect to each producer’s volumes. The cap is based on a percentage per deemed compression stage and a percentage for lost and unaccounted for gas. If we exceed a permitted cap in any covered period and do not respond in a timely manner with a proposed solution, we may incur significant expenses to replace the natural gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this replacement obligation may subject us to direct commodity price risk.

Haynesville.    CMO’s Haynesville assets include four gas gathering systems consisting of approximately 325 miles of pipeline and 337,842 dedicated acres. Throughput for these assets for the three months ended September 30, 2012 was approximately 884 MMcf/d. We are also acquiring three treatment facilities with an aggregate capacity of approximately 1,000 MMcf/d.

At the closing of the CMO Acquisition, we will enter into new gas gathering agreements with subsidiaries of Chesapeake pursuant to which we will provide the following services in our Haynesville Shale region for the fees and obligations outlined below:

•

Gathering, Compression and Treating Services.    We will gather, compress and treat natural gas in exchange for a fixed fee per MMBtu for natural gas gathered. We refer to this fee as the Haynesville fee. The Haynesville fee is subject to an annual 2.5% rate escalation at the beginning of each year.

•

Acreage Dedication.    Pursuant to our gas gathering agreement, subject to certain exceptions, Chesapeake has agreed to dedicate all of the natural gas owned or controlled by it and produced from or attributable to existing and future wells located on oil, natural gas and mineral leases within the Haynesville Shale region acreage dedication. Any producer’s dedication of the natural gas produced from the applicable dedicated properties will run with the land in order to bind successors to the producer’s interest, as well as any natural gas interests in the dedicated properties subsequently acquired by the producer.

•

Minimum Volume Commitments.    Pursuant to our gas gathering agreement, Chesapeake has agreed to minimum volume commitments for each year through December 31, 2017. If Chesapeake does not meet its minimum volume commitments to us, as adjusted in certain instances, for any annual period during the minimum volume commitment period, Chesapeake will be obligated to pay us the difference between the minimum volume commitment and the volume of gas delivered from Chesapeake’s wells.

•

Fixed Fee/Tiered Fees.    During the minimum volume commitment period, the Haynesville fee is a fixed fee on all monthly volumes. Subsequent to that period, Chesapeake will pay a tiered fee that calculates the Haynesville fee on a monthly basis according to the quantity of gas delivered to us from Chesapeake wells relative to its scheduled deliveries.

•

Well Connection Requirement.    We will have certain connection obligations for new operated wells of Chesapeake in the acreage dedications. Chesapeake is required to provide us notice of new wells that it operates in the acreage dedications. Subject to certain conditions specified in the gas gathering agreement, we are generally required to connect new wells within specified timelines subject to minimum volume commitment delays for volume that would have been received from the new wells during the minimum volume commitment period and penalties up to a specified cap after the minimum volume commitment period.

•

Fuel and Lost and Unaccounted For Gas.    We have agreed with Chesapeake on percentage-based caps on fuel and lost and unaccounted for gas on our systems with respect to Chesapeake’s volumes. If we exceed a permitted cap in any covered period, we may incur significant expenses to replace the natural gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this replacement obligation may subject us to direct commodity price risk.

Marcellus.    CMO’s Marcellus assets include 24 gas gathering systems consisting of approximately 619 miles of pipeline and 411,232 dedicated acres. Throughput for these assets for the three months ended September 30, 2012 was approximately 26 MMcf/d.

At the closing of the CMO Acquisition, we will enter into gas gathering agreements with subsidiaries of Chesapeake pursuant to which we will provide the following services in our Marcellus region for the fees and obligations outlined below:

•

Gathering, Compression and Dehydration Services.    We will gather, compress and dehydrate natural gas for the producers within the Marcellus region in exchange for a cost-of-service based fee for natural gas gathered on our gathering systems. The cost-of-service components include compression expense, deemed general and administrative expense, capital expenditures, fixed and variable operating expenses and other metrics. We refer to these fees collectively as the Marcellus fee.

•

Acreage Dedication.    Pursuant to our gas gathering agreements, subject to certain exceptions, each of the producers has agreed to dedicate all of the natural gas owned or controlled by it and produced from or attributable to existing and future wells located on natural gas and oil leases covering lands within an acreage dedication in our Marcellus region. Any producer’s dedication of the natural gas produced from applicable dedicated properties will run with the land in order to bind successors to the producer’s interest, as well as any natural gas interests in the dedicated properties subsequently acquired by the producer.

•

Fee Redetermination.    Effective on January 1, 2014 and January 1st of each year thereafter for a period of 15 years from July 1, 2012, the Marcellus fee will be redetermined based on a cost-of-service calculation which provides a specified pre-income tax rate of return on invested capital.

•

Well Connection Requirement.    Subject to required notice by a producer, we will have the option to connect new operated wells within our Marcellus region acreage dedications as requested by such producer. If we elect not to connect a new operated well, the producer will be provided alternative forms of release. Subject to certain conditions specified in the gas gathering agreement, if we elect to connect a new well to our gathering systems, we are generally required to connect the new wells within specified timelines subject to penalties for delayed connections up to a specified cap. If the well is delayed for more than one year, then the well pad may be released from the producer’s acreage dedication at the producer’s option.

•

Fuel and Lost and Unaccounted For Gas.    Production from existing gas gathering systems are not subject to a cap on fuel and lost and unaccounted for gas. For new Marcellus systems, we have agreed with the producers to a cap on fuel and lost and unaccounted for gas on our systems with respect to each producer’s volumes. The cap is based on a percentage per deemed compression stage and a percentage for lost and unaccounted for gas. If we exceed a permitted cap in any covered period and do not respond in a timely manner with a proposed solution, we may incur significant expenses to replace the natural gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this replacement obligation may subject us to direct commodity price risk.

Financing of the CMO Acquisition

Subscription Agreement.    As part of the our planned financing for the CMO Acquisition, on December 11, 2012, we, our general partner, GIP II Hawk Holdings Partnership, L.P. (“GIP-Hawk”) and Williams (together with GIP-Hawk, the “Purchasers”) entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which, and subject to the terms and conditions therein, we will issue and sell to the Purchasers, and our general partner will make its pro rata contribution in order to maintain its existing 2% general partner interest, the following securities: (i) $350 million of Convertible Class B units (the “Class B Units”) of the Partnership, inclusive of the capital contribution made by the general partner to maintain its 2% interest, (ii) $350 million of Subordinated Class C units (the “Class C Units”) of the Partnership, inclusive of the capital contribution made by the general partner to maintain its 2% interest, and (iii) a number of common units that, together with the proceeds of our concurrent common unit offering, would result in aggregate cash consideration of $460 million inclusive of the capital contribution made by the general partner to maintain its 2% interest. If this offering is not completed, the Purchasers will purchase up to an additional $460 million of Class C Units.

The purchase price for the Class B Units is $28.93 per unit and the purchase price for the Class C Units is $30.63 per unit.

Class B Units.    The Class B Units are not entitled to cash distributions. Instead, prior to conversion into common units, the Class B Units will receive quarterly distributions of additional paid-in-kind Class B Units. The amount of each quarterly distribution per Class B unit will be the quotient of the quarterly distribution paid to our common units by the volume-weighted average price of the common units for the 30-day period prior to the declaration of the quarterly distribution to common units. Effective on the business day after the record date for the distribution on common units for the fiscal quarter ending December 31, 2014, each Class B Unit will become convertible at the election of either the holder of such Class B Unit or us into a common unit on a one-for-one basis. In the event of our liquidation, the holder of Class B Units will be entitled to receive out of our assets available for distribution to the Partners the positive balance in each such holder’s capital account in respect of such Class B Units, determined after allocating our net income or net loss among the Partners. In the event of our merger or other extraordinary transaction, the Class B Units will be converted into common units immediately prior to such transaction. The holders of Class B Units will vote together with the common units on all matters submitted to a vote of our unitholders (subject to certain exceptions as set forth in our partnership agreement or as otherwise required by law), on an as-converted basis. The Class B Units will be entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes. We have also agreed not to take any action that adversely affects any of the rights, preferences or privileges of the Class B Units or issue any equity securities other than common units, the Class C Units or additional general partner interests unless the holders of a majority of the outstanding Class B Units approves such issuance. The Class B Units will be transferable subject to compliance with securities laws and certain other restrictions.

Class C Units.    The Class C units are entitled to quarterly cash distributions after the common units have received the minimum quarterly distribution, plus any arrearages from prior quarters. The Class C Units will participate pro rata thereafter with all outstanding subordinated units until the subordinated units and Class C Units receive the minimum quarterly distribution, after which the Class C Units will participate in further cash distributions pro rata with our common units. Effective on the business day after the record date for the distribution on common units for the fiscal quarter ending December 31, 2013, each Class C Unit will become convertible at the election of either the holder of such Class C Unit or us into a common unit on a one-for-one basis. In the event of our liquidation, the holder of Class C Units will be entitled to receive out of our assets available for distribution to the Partners the positive balance in each such holder’s capital account in respect of such Class C Units, determined after allocating our net income or net loss among the Partners. In the event of our merger or other extraordinary transaction, the Class C Units will be converted into common units immediately prior to such transaction. The holders of Class C Units will vote together with the common units on all matters submitted to a vote of our unitholders (subject to certain exceptions as set forth in our partnership agreement or as otherwise required by law), on an as-converted basis. The Class C Units will be entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes. We have also agreed not to take any action that adversely affects any of the rights, preferences or privileges of the Class C Units. The Class C Units will be transferable subject to compliance with securities laws and certain other restrictions.

The closing of the transactions contemplated by the Subscription Agreement is subject to certain conditions, including, among other conditions, (i) consummation of the CMO Acquisition, (ii) the absence of any law or order prohibiting the consummation of the transactions under the Subscription Agreement, (iii) the consummation of the Williams Closing described below, (iv) the execution of certain amendments to our partnership agreement and (v) our obtaining certain debt financing for the CMO Acquisition. The transaction is expected to close concurrently with the closing of the CMO Acquisition.

Bridge Commitment.    In connection with the CMO Acquisition, on December 11, 2012, we obtained commitments (the “Bridge Commitment”) from Citigroup Global Markets Inc., Barclays Capital Inc. and UBS Securities LLC (acting alone or through or with their respective affiliates) to arrange a senior unsecured bridge facility (the “Bridge Facility”), in an aggregate amount up to $1.0 billion. The Bridge Commitment will expire upon the earliest to occur of (i) consummation of the CMO Acquisition with or without the funding of the Bridge Facility, (ii) valid termination of the Unit Purchase Agreement by us prior to the consummation of the CMO Acquisition, (iii) the issuance by us of notes to the extent the gross cash proceeds equals or exceeds the amount of the Bridge Commitment, and (iv) on February 28, 2013 if the closing of the CMO Acquisition shall not have occurred by such time. If the Bridge Facility is funded, the guarantors under the Bridge Facility will be the same as the guarantors under our existing senior unsecured notes.

Proposed Amendment to Revolving Credit Facility.    In connection with the closing of the CMO Acquisition, we are seeking to obtain an amendment to our existing senior secured revolving credit facility among us, Access MLP Operating, L.L.C. (“MLP Operating”), as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, The Royal Bank of Scotland, plc, as Syndication Agent, Bank of Montreal, Compass Bank and the Bank of Nova Scotia, as Co-Documentation Agents, and the other lenders as parties thereto. The proposed amendment would modify the existing senior secured revolving credit facility to, among other things, (i) permit the Bridge Facility, (ii) allow increases to EBITDA with respect to (A) the construction or expansion of any capital project and (B) estimated quarterly recognition of earnings in respect of certain annual minimum volume commitments, (iii) waive compliance with the maximum consolidated leverage ratio for the fiscal quarter ending December 31, 2012 and (iv) provide that the notes to be issued in this offering shall not constitute indebtedness for purposes of the maximum consolidated leverage ratio until the CMO Acquisition is consummated. The completion of this notes offering is conditioned on our obtaining the proposed amendment. As of December 11, 2012, we have begun soliciting the requisite approvals from our lenders in order to adopt the proposed amendment and we believe we will obtain a waiver or the amendment prior to the pricing of the notes in this offering.

Concurrent common unit offering. Concurrently with this offering, we are offering 13,750,000 common units (or 15,812,500 common units if the underwriters for the equity offering exercise in full their option to purchase up to an additional 2,062,500 common units) pursuant to a separate prospectus supplement and accompanying prospectus by certain of the underwriters of this offering. We estimate that we will receive net proceeds of approximately $459.4 million from the sale of our common units, or $528.3 million if the underwriters for the equity offering exercise in full their option to purchase additional common units, in each case after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed offering price of $34.03 per common unit, the last reported trading price of our common units on the New York Stock Exchange on December 11, 2012. We cannot give any assurance that the concurrent common unit offering will be completed. We anticipate using the net proceeds from the proposed equity offering to fund a portion of the purchase price for the CMO Acquisition.

This offering is not conditioned upon the completion of the common unit offering or the CMO Acquisition but, in the event that the CMO Acquisition does not close on or prior to February 28, 2013 or the Unit Purchase Agreement is terminated at any time prior thereto, we will be required to redeem all of the notes offered hereby at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Williams Agreement to Acquire Ownership Interests

On December 11, 2012, the GIP I Entities and Williams entered into a Purchase Agreement (the “Williams Purchase Agreement”), pursuant to which, and subject to the terms and conditions therein, Williams would acquire (the “Williams Acquisition”) from the GIP I Entities (i) 34,538,061 Subordinated Units of the Partnership and (ii) 50% of the outstanding equity interests in Access Midstream Ventures, L.L.C., the sole member of our general partner, for aggregate cash consideration of approximately $1.82 billion, subject to adjustment for distributions in respect of any quarter on or after October 1, 2012. Upon the closing of the Williams Acquisition (the “Williams Closing”), Williams and the GIP II Entities will together own and control the General Partner. We believe that Williams’ midstream experience will complement the strong strategic and financial sponsorship of the GIP II Entities as we continue to execute on our business model.

The closing of the transactions contemplated by the Williams Purchase Agreement is subject to certain conditions, including, among other conditions, (i) consummation of the CMO Acquisition, (ii) the absence of any law or order prohibiting the consummation of the transactions under the Subscription Agreement, (iii) the consummation of the Subscription Agreement, (iv) the execution of certain amendments to our partnership agreement and (v) our obtaining certain debt financing for the CMO Acquisition. The transaction is expected to close concurrently with the closing of the CMO Acquisition.

Third Quarter 2012 Distribution

We paid a cash distribution for the 2012 third quarter of $0.435 per unit. This distribution represented an increase of $0.015 per unit, or 3.6%, over the 2012 second quarter distribution. The cash distribution was paid on November 14, 2012 to unitholders of record at the close of business on November 7, 2012.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 900 NW 63rd Street, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 935-1500. Our website is located at www.accessmidstream.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Our Organizational Structure

The following diagram depicts our organizational structure as of December 11, 2012.

ACMP Finance Corp., the co-issuer of the notes, is a direct wholly-owned subsidiary of Access Midstream Partners, L.P. and carries on no independent business other than acting as a co-issuer of the notes and our other senior notes.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of Notes” and the section in the accompanying prospectus entitled “Description of Our Debt Securities and Guarantees.”

Issuers	Access Midstream Partners, L.P. and ACMP Finance Corp.

ACMP Finance Corp. is a wholly owned subsidiary of Access Midstream Partners, L.P. that has no material assets and was formed for the sole purpose of being a co-issuer of some of our debt, including the notes.

Notes Offered	$1,400,000,000 principal amount of % senior notes due 2023.

Maturity Date	, 2023.

Interest Rate	% per year (calculated using a 360-day year).

Interest Payment Dates	We will pay interest semiannually on and of each year. The first such payment will be made on , 2013.

Ranking	The notes will be our general senior unsecured obligations. The notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	rank senior in right of payment to any of our future subordinated indebtedness.

As of September 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the related net proceeds therefrom and the other transactions as set forth under “Capitalization,” we would have had (i) total debt outstanding in the principal amount of approximately $2.5 billion, consisting of the notes contemplated by this offering and $1.1 billion of existing senior notes, (ii) approximately $1.0 billion of further availability under our credit facility, and (iii) no indebtedness contractually subordinated to the notes or the guarantees, as applicable.

Subsidiary Guarantees	The notes will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by all of our existing subsidiaries (other than ACMP Finance Corp.) and by certain of our future subsidiaries, which we refer to as “the subsidiary guarantors.” The subsidiary guarantees will:

•	be a general unsecured obligation of the subsidiary guarantor;

•	rank equally in right of payment with all existing and future senior indebtedness of our subsidiary guarantors, including their guarantees of our other senior indebtedness;

•	be effectively junior to all existing and future secured indebtedness of our subsidiary guarantors to the extent of the value of the assets securing such indebtedness; and

•	rank senior in right of payment to any future subordinated indebtedness of our subsidiary guarantor.

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after , 2016, at the redemption prices described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, before , 2015, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes in an amount not to exceed the net proceeds of one or more completed equity offerings at % of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes remain outstanding immediately after any such redemption and the redemption occurs within 180 days of the date of the closing of such equity offering.

Prior to , 2016, we may redeem the notes, in whole or in part, at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Change of Control	If a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of purchase.

Special mandatory redemption	If the CMO Acquisition does not close on or prior to February 28, 2013, or if the Unit Purchase Agreement is terminated prior thereto, we will be required to redeem all of the notes at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Use of Proceeds” and “Description of Notes—Special Mandatory Redemption.”

Certain Covenants	We will issue the notes under an indenture with Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	sell assets including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

If the notes achieve an investment grade rating in the future, many of these covenants will terminate.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $1,378.7 million, after deducting the underwriters’ discount and estimated offering expenses, but excluding any premium or discount at which the notes may be sold. We intend to use approximately $1.0 billion of the net proceeds from the offering to fund a portion of the purchase price for the CMO Acquisition. We intend to use the remaining net proceeds from the offering to repay borrowings outstanding under our revolving credit facility and for general partnership purposes. Please read “Use of Proceeds.”

Risk Factors	Investing in the notes involves risks. Please read “Risk Factors” for a discussion of certain factors you should consider before making an investment in the notes. You should also carefully consider the risk factors in “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

Summary Historical Financial and Operating Data

The following table presents summary consolidated historical financial and operating data for us and our predecessor for the periods and as of the dates presented. The following table should be read in conjunction with “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the period ended September 30, 2012, each of which is incorporated by reference into this prospectus supplement. On September 30, 2009, Chesapeake and the GIP I Entities formed Chesapeake Midstream Partners, L.L.C. in a joint venture transaction (the “JV Transaction”) to own and operate a portion of the business of our predecessor consisting of certain assets and operations that have historically been principally engaged in gathering, treating and compressing natural gas for Chesapeake and its working interest partners. Our predecessor retained a 50% interest in us and continues to operate midstream assets outside of us. In June 2012 our predecessor sold its remaining 50% interest in us to the GIP II Entities. In connection with our initial public offering, Chesapeake and the GIP I Entities contributed to us their membership interests in Chesapeake Midstream Partners, L.L.C. Accordingly, the summary historical financial and operating data presented below are presented for two periods, one reflecting our results following the JV Transaction and one reflecting those of our predecessor prior to the JV Transaction. Because our assets and operations represent only a portion of the assets and operations of our predecessor, our future results of operations may not be comparable to our predecessor’s historical results. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Items Impacting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2011. Moreover, our historical results are not necessarily indicative of results that may be expected for any future period.

The summary historical statement of income and cash flow data for the nine months ended September 30, 2009 are derived from the audited historical consolidated financial statements of our predecessor incorporated by reference into this prospectus supplement. The summary consolidated historical balance sheet data as of December 31, 2010 and 2011 and summary consolidated historical statement of income and cash flow data for the three months ended December 31, 2009 and the years ended December 31, 2010 and 2011 are derived from our audited historical consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of September 30, 2012 and the summary consolidated historical statements of income and cash flow data for the nine months ended September 30, 2011 and 2012 are derived from our unaudited historical consolidated financial statements incorporated by reference into this prospectus supplement, and the summary consolidated balance sheet data as of September 30, 2011 are derived from our unaudited historical consolidated financial statements not incorporated by reference into this prospectus supplement.

The following table includes our and our predecessor’s historical Adjusted EBITDA and our distributable cash flow, which have not been prepared in accordance with GAAP. Adjusted EBITDA and distributable cash flow are presented because they are helpful to management, industry analysts, investors, lenders and rating agencies and may be used to assess the financial performance and operating results of our fundamental business activities. For the definitions of Adjusted EBITDA and distributable cash flow and reconciliations thereof to their most directly comparable financial measures calculated in accordance with GAAP, please see “—Non-GAAP Financial Measures” below.

	Predecessor Consolidated	Partnership
	Nine Months Ended September 30, 2009	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30,
					2011	2012
(In thousands, except operating data and ratios)					(unaudited)
Statement of Income Data:
Revenues(1)	$358,921	$107,377	$459,153	$565,929	$396,851	$460,098
Operating expenses	146,604	31,874	133,293	176,851	130,078	143,218
Depreciation and amortization expense	65,477	20,699	88,601	136,169	98,706	120,323
General and administrative expense	22,782	2,854	31,992	40,380	27,545	38,326
Impairment of property, plant and equipment and other assets(2)	90,207	—	—	—	—	—
(Gain) loss on sale of assets(3)	44,566	34	285	739	823	(433)

Total operating expenses	369,636	55,461	254,171	354,139	257,152	301,434

Operating income (loss)	(10,715)	51,916	204,982	211,790	139,699	158,664
Interest expense	(347)	(619)	(7,426)	(14,884)	(9,527)	(46,813)
Income from unconsolidated affiliates	—	—	—	433	—	44,682
Other income	29	34	102	287	221	174

Income (loss) before income taxes	(11,033)	51,331	197,658	197,626	130,393	156,707
Income tax expense (benefit)(4)	6,341	639	2,431	3,289	2,361	2,507

Net income (loss)	$(17,374)	$50,692	$195,227	$194,337	$128,032	$154,200

General partner interest in net income(5)	n/a	n/a	$2,188	$5,070	$2,560	$5,545
Limited partner interest in net income(5)	n/a	n/a	$107,208	$189,267	$125,472	$148,655
Net income per common unit (basic and diluted)	n/a	n/a	$0.78	$1.37	$0.91	$1.00
Net income per subordinated unit (basic and diluted)	n/a	n/a	$0.78	$1.37	$0.91	$1.00

Balance Sheet Data (at period end):
Net property, plant and equipment	$2,870,547	$1,776,415	$2,226,909	$2,527,924	$2,475,493	$2,614,910
Total assets	3,232,840	1,958,675	2,545,916	3,683,238	2,717,814	3,950,242
Long-Term Debt	12,173	44,100	249,100	1,062,900	417,300	1,374,500
Total equity	2,996,403	1,793,627	2,194,568	2,473,145	2,174,189	2,445,122

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$100,748	$14,730	$317,091	$399,016	$298,494	$242,673
Investing activities	(690,994)	(46,352)	(711,480)	(1,017,104)	(325,081)	(361,532)
Financing activities	664,268	31,590	412,202	600,294	8,794	118,857

Other Data (unaudited):
Adjusted EBITDA(6)	$189,564	$72,683	$293,970	$349,473	$239,449	$358,849
Distributable cash flow(6)	n/a	n/a	218,989	261,960	175,532	258,007
Capital expenditures	756,883	46,377	216,303	418,834	326,603	466,849

Operating Data (unaudited):
Throughput, bcf/d	2.108	1.550	1.595	2.176	2.128	2.832

(1)	If Chesapeake or Total does not meet its minimum volume commitment to us in the Barnett Shale region or Chesapeake does not meet its minimum volume commitment in the Haynesville Shale region under the applicable gas gathering agreement for specified annual periods, Chesapeake or Total is obligated to pay us a fee equal to the applicable fee for each Mcf by which the applicable party’s minimum volume commitment for the year exceeds the actual volumes gathered on the Partnership’s systems. We recognize any associated revenue in the fourth quarter. Our revenues for the three months ended December 31, 2009, include the impact of $7.7 million attributable to Chesapeake associated with the minimum volume commitment in our Barnett Shale region for 2009. For the years ended December 31, 2011 and 2010, we recognized revenue related to volume shortfall of $17.4 million and $56.8 million, respectively, because throughput in our Barnett Shale region was below contractual minimum volume commitment levels.
(2)	Our predecessor recorded an $86.2 million impairment associated with certain Mid-Continent gathering systems that are not expected to have future cash flows in excess of the book value of the systems. These systems were subsequently contributed to us as of September 30, 2009. Additionally, $4 million of debt issuance costs were expensed as a result of the amendment of our predecessor’s $460 million credit facility.
(3)	Our predecessor recorded a $44.6 million loss on the disposal of certain non-core and non-strategic gathering systems for the nine months ended September 30, 2009.

(4)	Prior to February 2008, our predecessor filed a consolidated federal income tax return and state returns as required with Chesapeake. In February 2008, upon and subsequent to contribution of assets to our predecessor by Chesapeake, our predecessor and certain of its subsidiaries became a partnership and limited liability companies, respectively, and were subsequently treated as pass through entities for federal income tax purposes. For these entities, all income, expenses, gains, losses and tax credits generated flow through to their owners and, accordingly, do not result in a provision for income taxes in our financial statements. The income tax expense of $6.3 million for the nine months ended September 30, 2009 is related to our predecessor’s remaining taxable entity that was not contributed to us. For the year ended December 31, 2011, the year ended December 31, 2010, and the three months ended December 31, 2009, the income tax expense of $3.3 million, $2.4 million and $0.6 million, respectively, is entirely related to Texas Franchise Tax.
(5)	The 2010 amounts are reflective of general and limited partner interests in net income since closing of our initial public offering on August 3, 2010.
(6)	Adjusted EBITDA and distributable cash flow are defined under the heading “—Non-GAAP Financial Measures.” For reconciliations of Adjusted EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, see “—Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization expense and certain other items management believes affect the comparability of operating results. We define distributable cash flow as Adjusted EBITDA, plus interest income, less cash paid for interest expense, maintenance capital expenditures and income taxes. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP. We did not utilize a distributable cash flow measure prior to becoming a publicly traded partnership in 2010 and, as such, did not differentiate between maintenance and capital expenditures prior to 2010 and do not report distributable cash flow for periods prior to 2010. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•

our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis, or in the case of Adjusted EBITDA, financing methods;

•	our ability to incur and service debt and fund capital expenditures;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities, respectively. Our non-GAAP financial measures of Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Each of Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities, respectively. You should not consider either Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Predecessor Consolidated	Partnership
	Nine Months Ended September 30, 2009	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30,
					2011	2012
		(In thousands, except operating data and ratios)
Reconciliation of Adjusted EBITDA to Net Income:
Net income (loss)	$(17,374)	$50,692	$195,227	$194,337	$128,032	$154,200
Plus:
Interest expense	347	619	7,426	14,884	9,527	46,813
Income tax expense (benefit)	6,341	639	2,431	3,289	2,361	2,507
Depreciation and amortization expense	65,477	20,699	88,601	136,169	98,706	120,323
Impairment of property, plant and equipment and other assets	90,207	—	—	—	—	—
(Gain) loss on sale of assets	44,566	34	285	739	823	(433)
Income from unconsolidated affiliates	—	—	—	(433)	—	(44,682)
EBITDA from unconsolidated affiliates	—	—	—	488	—	80,121

Adjusted EBITDA	$189,564	$72,683	$293,970	$349,473	$239,449	$358,849

Reconciliation of Adjusted EBITDA to Net Cash Provided by (used in) Operating Activities:
Net cash provided by (used in) operating activities	$100,748	$14,730	$317,091	$399,016	$298,494	$242,673
Plus:
Changes in assets and liabilities	88,187	56,656	(28,002)	(62,457)	(66,579)	(7,171)
Interest expense	347	619	7,426	14,884	9,527	46,813
Current income tax expense	—	639	2,431	3,289	2,361	2,507
Other non-cash items	282	39	(4,976)	(5,747)	(4,354)	(6,094)
EBITDA from unconsolidated affiliates	—	—	—	488	—	80,121

Adjusted EBITDA	$189,564	$72,683	$293,970	$349,473	$239,449	$358,849

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities:(1)
Net cash provided by operating activities	n/a	n/a	$317,091	$399,016	$298,494	$242,673
Less:
Changes in assets and liabilities	n/a	n/a	(28,002)	(62,457)	(66,579)	(7,171)
Maintenance capital expenditures	n/a	n/a	(70,000)	(74,000)	(55,500)	(55,500)
Other non-cash items	n/a	n/a	(100)	(1,087)	(883)	(2,116)
EBITDA from unconsolidated affiliates	n/a	n/a	—	488	—	80,121

Distributable cash flow	n/a	n/a	$218,989	$261,960	$175,532	$258,007

Reconciliation of Distributable Cash Flow to Net Income(1)
Net income (loss)	n/a	n/a	$195,227	$194,337	$128,032	$154,200
Less:
Maintenance capital expenditures	n/a	n/a	(70,000)	(74,000)	(55,500)	(55,500)
Plus:
Depreciation and amortization expense	n/a	n/a	88,601	136,169	98,706	120,323
(Gain) loss on sale of assets	n/a	n/a	285	739	823	(433)
Other non-cash items	n/a	n/a	4,876	4,660	3,471	3,978
Income from unconsolidated affiliates	n/a	n/a	—	(433)	—	(44,682)
EBITDA from unconsolidated affiliates	n/a	n/a	—	488	—	80,121

Distributable cash flow	n/a	n/a	$218,989	$261,960	$175,532	$258,007

(1)	We did not utilize a distributable cash flow measure prior to becoming a publicly traded partnership in 2010 and, as such, did not differentiate between maintenance and capital expenditures prior to 2010 and do not report distributable cash flow for periods prior to 2010.

Summary Unaudited Pro Forma Condensed Consolidated Financial and Other Information

The summary unaudited pro forma condensed consolidated financial and other information presented below reflect the pro forma effect of this offering, the concurrent offering of common units, the transactions contemplated by the Subscription Agreement and the CMO Acquisition, as well as our acquisition of Appalachia Midstream Services, LLC, or AMS, in December of 2011. The summary unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 assume the CMO Acquisition and the AMS acquisition occurred at the beginning of the earliest period presented. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial information is for informational purposes only and does not purport to project the results of operations for any future period.

You should read the summary unaudited pro forma condensed consolidated financial and other information of the Partnership below in conjunction with the information under the captions “Capitalization,” and “Summary—Recent Developments—CMO Acquisition” in this prospectus supplement and the unaudited pro forma condensed consolidated financial information of the Partnership, our audited and unaudited financial statements and the CMO audited and unaudited financial statements incorporated by reference herein.

	Pro Forma Consolidated
	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
	(unaudited)
	(In thousands, except ratios)
Statement of Income Data:
Revenues	$689,840	$616,098
Operating expenses	262,833	213,914
Depreciation and amortization expense	202,417	187,009
General and administrative expense	59,327	59,779
(Gain) loss on sale of assets	739	(433)

Total operating expenses	525,316	460,269

Operating income	164,524	155,829
Interest expense	(90,439)	(89,350)
Income (loss) from unconsolidated affiliates	(1,693)	44,558
Other income	287	174

Income before income taxes	72,679	111,211
Income tax expense	3,289	2,507

Net income	69,390	108,704

Net income (loss) attributable to noncontrolling interest	—	(527)

Net income attributable to Access Midstream Partners, LP	$69,390	$109,231

General partner interest in net income	1,430	4,970
Limited partner interest in net income	67,960	104,261

Net income per common unit (basic and diluted)	0.49	0.70

Net income per subordinated unit (basic and diluted)	0.49	0.70

The following table sets forth a reconciliation of our unaudited pro forma net income to our unaudited pro forma calculation of Adjusted EBITDA:

	Pro Forma Consolidated
	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
	(unaudited)
	(In thousands, except ratios)
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$69,390	$108,704
Plus:
Interest expense	90,439	89,350
Income tax expense	3,289	2,507
Depreciation and amortization expense	202,417	187,009
(Gain) loss on sale of assets	739	(433)
Income (loss) from unconsolidated affiliates	1,693	(44,558)
EBITDA from unconsolidated affiliates	33,613	80,035

Adjusted EBITDA	$401,580	$422,614

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our notes you should carefully consider the risk factors below, as well as the risk factors beginning on page 2 of the accompanying base prospectus and those included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

Risks Related to the Notes

Our level of indebtedness could limit our flexibility, adversely affect our financial health and prevent us from making payments on the notes.

As of September 30, 2012, on an as adjusted basis as described under “Capitalization,” we had $2.5 billion of outstanding senior unsecured notes. The notes being offered will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Our level of indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations, including those with respect to the notes;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness.

In addition, our ability to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance will generate sufficient cash flow or that our capital resources will be sufficient for payment of our indebtedness obligations in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control.

A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, reduce our capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of future debt agreements may, and our revolving credit facility and the indentures governing the notes restrict us from implementing some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

Despite our level of indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could increase the risks associated with our indebtedness, including our ability to service our indebtedness.

The terms of the indenture governing the notes will contain restrictions on our or our restricted subsidiaries’ ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we and our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of September 30, 2012, on an as adjusted basis as described under “Capitalization,” we had $2.5 billion of outstanding senior unsecured indebtedness. Subject to the financial covenants contained in our revolving credit facility and based on our existing EBITDA (as defined in our revolving credit facility) calculations, as of September 30, 2012, on an as adjusted basis as described under “Capitalization,” we had the ability to incur approximately $1.0 billion on the senior secured revolving credit facility. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described below under “—Restrictive covenants under our indentures may adversely affect our operations.”

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests, stock and other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our revolving credit facility and other debt agreements and applicable state laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control or from the proceeds of certain asset sales, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes or obtain the funds to pay principal or interest on the notes.

In the future, one or more of our subsidiaries may not be required to guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Although all of our wholly owned subsidiaries, other than ACMP Finance Corp., the co-issuer of the notes, currently guarantee the notes, in the future, the guarantees are subject to release in certain circumstances, and we may have other subsidiaries that are not guarantors. For example, upon consummation of the CMO Acquisition, we expect that certain joint ventures in which we are, or will be following the CMO Acquisition, a party will not guarantee the notes. Thus, the notes will be structurally junior to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceedings respecting the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Unless restricted by our debt agreements, we distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our note holders, which may limit the cash available to service the notes and our other debt obligations.

Subject to the limitations on restricted payments contained in the indenture that will govern the notes and in our revolving credit facility and any other indebtedness, we will distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter:

(a) the sum of:

(1) all cash and cash equivalents of us and our subsidiaries on hand at the end of that quarter (including cash generated by our operations and proceeds from borrowings, sales of equity and debt securities and sales of assets for cash outside the ordinary course of business); and

(2) if our general partner so determines all or a portion of any additional cash or cash equivalents of us and our subsidiaries on hand on the date of determination of available cash for that quarter;

(b) less the amount of cash reserves established by our general partner to:

(1) provide for the proper conduct of the business of us and our subsidiaries (including reserves for future capital expenditures and for future credit needs of us and our subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which us or any of our subsidiaries is a party or its assets are subject; and

(3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes and service our other debt obligations.

We may not be able to fund a change of control offer.

In the event of a change of control, we would be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We may not be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Our failure to repurchase the notes as required under an indenture would result in a default under such indenture governing the notes and a cross default under our revolving credit facility, each of which could have material adverse consequences for us and the holders of the notes. A “change of control” (as defined in the indentures governing the notes) may also be an event of default under our revolving credit facility that would permit the lenders to accelerate the debt outstanding under our revolving credit facility. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Many of the covenants contained in the indentures will terminate if the notes are rated investment grade by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.

Many of the covenants governing the notes will terminate if the notes are rated investment grade by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., provided at such time no default under the respective indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants—Covenant Termination.”

Restrictive covenants under our indentures may adversely affect our operations.

The indenture governing the notes will contain, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants in the indenture governing the notes or any future indebtedness could result in an event of default under the indenture governing the notes or the future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the indenture governing the notes or our other indebtedness, our debt holders and lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, any of which could result in an event of default under the notes.

If the indebtedness under the notes were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. See “Description of Notes.”

No market currently exists for the notes, and an active trading market for the notes may not develop.

The notes comprise a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common units, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the prices at which you may sell your notes. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

Changes in our credit ratings or the debt markets may adversely affect the market price of the notes.

The price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common units;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

The guarantees of the notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee of the notes could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for U.S. federal income tax purposes, then our cash available for payment of principal and interest on the notes would be substantially reduced.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership such as ours to be treated as a corporation rather than a partnership for U.S.

federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Because a tax would be imposed on us as a corporation, our cash available for payment of principal and interest on the notes and our other debt obligations would be substantially reduced.

Unless we obtain an amendment or a waiver to our senior secured credit facility prior to the closing of this offering, we will be in default of the maximum consolidated leverage ratio under our senior secured credit facility at the closing of this offering.

In connection with the closing of the CMO Acquisition, we are seeking to obtain an amendment to our existing senior secured revolving credit facility. The proposed amendment would modify the existing senior secured revolving credit facility to, among other things, (i) permit the Bridge Facility, (ii) allow increases to EBITDA with respect to (A) the construction or expansion of any capital project and (B) estimated quarterly recognition of earnings in respect of certain annual minimum volume commitments, (iii) waive compliance with the maximum consolidated leverage ratio for the fiscal quarter ending December 31, 2012 (iv) provide that the notes shall not constitute indebtedness for purposes of the maximum consolidated leverage ratio until the CMO Acquisition is consummated. If we do not obtain this amendment or a waiver of the ratio described in clause (iii) above, our issuance of the notes described in this prospectus supplement would cause us to violate that ratio and be in default under our senior secured credit facility. If we were to default under our credit facility, the lenders could accelerate our obligation to repay outstanding borrowings under that facility. In addition, the occurrence of such a default under our revolving credit facility may trigger cross defaults under the indentures governing our two outstanding series of notes and thereby accelerate our obligation to repay those notes. Any such acceleration could have material adverse consequences for us and the holders of the notes. In addition, the closing of the notes offering and the Bridge Facility, if necessary, are conditioned on the approval of the proposed amendment to our senior secured revolving credit facility.

Risks Related to the CMO Acquisition

If the CMO Acquisition does not close on or prior to February 28, 2013, or if the Unit Purchase Agreement is terminated at any time prior to that date, we will be required to redeem the notes. If we are required to redeem the notes, you may not obtain your expected return on the notes.

The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the CMO Acquisition. We may not be able to consummate the transactions contemplated by the Unit Purchase Agreement within the timeframe specified under “Description of Notes—Special Mandatory Redemption.” Some of the conditions to closing in the Unit Purchase Agreement are beyond our control, and we may not be able to complete the transactions contemplated by the Unit Purchase Agreement. Our obligation to consummate the closing of the Unit Purchase Agreement is subject to certain conditions, including, among others, (i) the absence of any law or order prohibiting the consummation of the CMO Acquisition or any proceeding by a governmental body challenging or that could reasonably be expected to prohibit the CMO Acquisition, (ii) delivery of certificates and certain transaction agreements, (iii) delivery by CMD of certain consents and (iv) the absence of a material adverse effect (as defined in the Unit Purchase Agreement) with respect to the business, operations and condition of CMO.

If the CMO Acquisition does not close on or prior to February 28, 2013, or if the Unit Purchase Agreement is terminated at any time on or prior to that date, we will be required to redeem all the notes at a redemption price equal to 100% of the aggregate issue price thereof, plus accrued and unpaid interest from the date of initial issuance to but not including the special mandatory redemption date. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition, or the terms of the Unit Purchase Agreement or the financing related thereto, between the closing of this offering and the closing of the transactions contemplated by the Purchase Agreements will have no effect on your rights as a purchaser of the notes.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the closing of the CMO Acquisition and, as a result, we may not be able to repurchase the notes upon a special mandatory redemption.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the closing of the CMO Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, the source of funds for any redemption of notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to redeem the notes because we may not have sufficient financial resources to pay the aggregate redemption price on the notes. Our failure to redeem or repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. In addition, our ability to redeem or repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Any acquisition we complete, including the CMO Acquisition, is subject to substantial risks that could adversely affect our financial condition and results of operations and reduce our ability to make payments of principal and interest on the notes.

Any acquisition we complete, including the proposed CMO Acquisition, involves potential risks, including, among other things:

•

the validity of our assumptions about revenues, capital expenditures and operating costs of the acquired business or assets, as well as assumptions about achieving synergies with our existing business;

•	the validity of our assessment of environmental liabilities, including legacy liabilities;

•

a significant increase in our interest expense and financial leverage resulting from any additional debt incurred to finance the acquisition consideration, which could offset the expected accretion to our unitholders from such acquisition and could be exacerbated by volatility in the credit or debt capital markets;

•	a failure to realize anticipated benefits, such as increased distributable cash flow per unit, enhanced competitive position or new customer relationships;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition; and

•	the incurrence of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Integration of the assets acquired in the CMO Acquisition with our existing business will be a complex, time-consuming and costly process, particularly given that the acquired assets will significantly increase our size and diversify the geographic areas in which we operate. A failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash flows. The difficulties of combining the assets acquired in the CMO Acquisition include, among other things:

•	difficulties operating in a larger combined organization in new geographic areas or new lines of business;

•	the inability to hire, train or retrain qualified personnel to manage and operate our growing business and assets;

•	the diversion of management’s attention from our existing business;

•	difficulties in the assimilation of the acquired assets and operations;

•	loss of customers or key employees;

•	changes in key gas gathering and other agreements;

•

maintaining an effective system of internal controls and integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other regulatory compliance and corporate governance matters;

•	an inability to complete other internal growth projects and/or acquisitions;

•	difficulties integrating new technology system or financial reporting.

If we consummate the CMO Acquisition and if any of these risks or unanticipated liabilities or costs were to materialize, then any desired benefits from the acquisition may not be fully realized, if at all, and our future results of operations could be negatively impacted. In addition, the assets acquired in the CMO Acquisition may actually perform at levels below the forecasts we used to evaluate the acquired assets, due to factors that are beyond our control. If the acquired assets perform at levels below the forecasts we used to evaluate the CMO Acquisition, then our future results of operations could be negatively impacted.

Also, our reviews of businesses or assets proposed to be acquired are inherently imperfect because it generally is not feasible to perform an in-depth review of businesses and assets involved in each acquisition given time constraints imposed by sellers. Even a detailed review of assets and businesses may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the assets or businesses to fully assess their deficiencies and potential. Inspections may not always be performed on every asset, and environmental problems are not necessarily observable even when an inspection is undertaken.

After the Closing of the Williams Acquisition, the GIP II Entities and Williams, through their joint ownership of Access Midstream Ventures, indirectly own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including the GIP II Entities, Williams and Access Midstream Ventures, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and the holders of our notes.

Access Midstream Ventures, which, after the closing of the Williams Acquisition, will be owned and controlled by the GIP II Entities and Williams, owns and controls our general partner and appoints all of the officers and directors of our general partner, some of whom are also officers and directors of the GIP II Entities and/or Access Midstream Ventures. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, Access Midstream Ventures. Conflicts of interest will arise between the GIP II Entities, Williams, Access Midstream Ventures and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of the GIP II Entities, Williams and/or Access Midstream Ventures over our interests and the interests of our common unitholders. These conflicts include the following situations, among others:

•

neither our partnership agreement nor any other agreement requires the GIP II Entities, Williams or Access Midstream Ventures to pursue a business strategy that favors us. For example, Williams will not be party to any agreement that will prohibit it from competing against us in our gas gathering and processing operations and for gathering, processing and acquisition opportunities;

•	our general partner is allowed to take into account the interests of parties other than us, such as the GIP II Entities, Williams or Access Midstream Ventures, in resolving conflicts of interest;

•

our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert to common units.

•	our general partner determines which costs incurred by it are reimbursable by us;

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•

our partnership agreement permits us to classify up to $120 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80 percent of the common units;

•	our general partner controls the enforcement of the obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•

our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The CMO Acquisition could expose us to potential significant liabilities.

In connection with the CMO Acquisition, we will assume certain liabilities, including unknown and contingent liabilities, associated with the acquired assets, including certain environmental liabilities, employee benefit plan liabilities and obligations arising in connection with or relating to the business, purchased assets, facilities or real property of CMO’s business. Although CMD has agreed to indemnify us on a limited basis against some of these liabilities, a significant portion of these indemnification obligations will expire within specified time periods after the date the CMO Acquisition is completed without any claims having been asserted by us, and these obligations are subject to limits. CMD’s indemnity obligations are capped at 20% of the total purchase price.

We may not be able to collect on such indemnification because of disputes with CMD or its or Chesapeake’s inability to pay at the time such indemnification is sought. Moreover, there is a risk that we could ultimately be liable for unknown obligations related to the CMO Acquisition, which could materially adversely affect our financial condition, results of operations or cash flows.

We are currently dependent on Chesapeake for a substantial majority of our revenues and, following the consummation of the CMO Acquisition, we will continue to be dependent on Chesapeake. Therefore, we are indirectly subject to the business risks of Chesapeake. We have no control over Chesapeake’s business decisions and operations, and Chesapeake is under no obligation to adopt a business strategy that favors us.

Historically, we have provided substantially all of our natural gas gathering, treating and compression services to Chesapeake and its working interest partners. For the nine months ended September 30, 2012, Chesapeake accounted for approximately 74 percent of the natural gas volumes on our gathering systems. For the nine months ended September 30, 2012, Chesapeake accounted for approximately 97 percent of the natural gas volumes on CMO’s gathering systems. On a pro forma basis following consummation of the CMO Acquisition, for the nine months ended September 30, 2012, Chesapeake would have accounted for approximately 80 percent of the natural gas volumes on our total gathering systems.

We expect to derive a substantial majority of our revenues from Chesapeake for the foreseeable future. Therefore, any event, whether in our area of operations or otherwise, that adversely affects Chesapeake’s production, financial condition, leverage, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the business risks of Chesapeake, some of which are the following:

•	the volatility of natural gas and oil prices, which could have a negative effect on the value of its oil and natural gas properties, its drilling programs or its ability to finance its operations;

•	the availability of capital on an economic basis to fund its exploration and development activities;

•	its ability to replace reserves, sustain production and begin production on certain leases that may otherwise expire;

•	uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production;

•	its drilling and operating risks, including potential environmental liabilities;

•	transportation capacity constraints and interruptions;

•	adverse effects of governmental and environmental regulation; and

•	losses from pending or future litigation.

Certain of the assets acquired in the CMO Acquisition will be held through joint ventures that may limit our operational flexibility.

As part of the CMO Acquisition, we will acquire CMO’s interests in certain joint ventures. In a joint venture arrangement, we have less operational flexibility, as actions must be taken in accordance with the applicable governing provisions of the joint venture. In certain cases:

•	we have limited ability to influence or control certain day to day activities affecting the operations;

•	we cannot control the amount of capital expenditures that we are required to fund with respect to these operations;

•	we are dependent on third parties to fund their required share of capital expenditures;

•	we may be subject to restrictions or limitations on our ability to sell or transfer our interests in the jointly owned assets; and

•	we may be forced to offer rights of participation to other joint venture participants in the area of mutual interest.

In addition, our joint venture participants may have obligations that are important to the success of the joint venture, such as the obligation to pay substantial carried costs pertaining to the joint venture and to pay their share of capital and other costs of the joint venture. The performance and ability of the third parties to satisfy their obligations under joint venture arrangements is outside our control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected. Our joint venture partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives, and disputes between us and our joint venture partners may result in delays, litigation or operational impasses. The risks described above or the failure to continue our joint ventures or to resolve disagreements with our joint venture partners could adversely affect our ability to conduct our operations or any other business that is the subject of a joint venture, which could in turn negatively affect our financial condition and results of operations.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $1.379 billion from the sale of the notes after deducting underwriting discounts and estimated offering expenses, but excluding any premium or discount at which the notes may be sold. We intend to use approximately $1.0 billion of the net proceeds from this offering, together with the proceeds of the concurrent offering of 13,750,000 common units (or 15,812,500 common units if the underwriters for the equity offering exercise in full their option to purchase up to an additional 2,062,500 common units) and the net proceeds from the sale of equity to the GIP II Entities and Williams, to fund the purchase price for the CMO Acquisition. We intend to use the remaining portion of the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility and for general partnership purposes.

If the CMO Acquisition does not close on or prior to February 28, 2013, or if the Unit Purchase Agreement is terminated at any time prior thereto, we will use the net proceeds from this offering, along with any necessary additional funds, to redeem the notes at a redemption price equal to 100% of the issue price of the notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

As of November 30, 2012, we had $412.7 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of 4.94%. Our revolving credit facility matures in July 2016. Borrowings under our revolving credit facility were incurred for working capital purposes. We may reborrow any amounts paid down under our revolving credit facility.

Affiliates of all of the underwriters are lenders under our revolving credit facility and will, in such capacities, receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our revolving credit facility. Please read “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before income from equity investees plus fixed charges (excluding capitalized interest), distributed income of equity investees and amortization of capitalized interest. “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt expense (including discounts and premiums relating to indebtedness) and the portion of rental expense on operating leases deemed to be the equivalent of interest.

	Pro Forma(1) Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 1, 2009 through December 31, 2009	Predecessor(2)
						Period from January 1, 2009 through September 30, 2009		Year Ended December 31,
								2008	2007
Ratio of Earnings to Fixed Charges		3.0x	5.2x	8.2x	9.4x	—	(3)	6.5x	10.5x

(1)	Gives effect to this offering and the application of the net proceeds therefrom as of the beginning of the pro forma period presented. See “Use of Proceeds.”
(2)	Represents data from our predecessor, Chesapeake Midstream Development, L.P. before our inception on September 30, 2009. For further discussion, please see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	During the period noted, our coverage ratio was less than 1:1. We would have needed to generate additional earnings of approximately $17.5 million during the period from January 1, 2009 through September 30, 2009 to achieve a coverage ratio of 1:1.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012 on:

•	a historical basis;

•	an as adjusted basis to reflect the sale of the notes offered hereby; and

•

an as further adjusted basis to give pro forma effect to (i) the concurrent common unit offering, (ii) the Sponsor Equity Transaction and (iii) the use of the proceeds of these transactions to consummate the CMO Acquisition.

	As of September 30, 2012
	Historical	As Adjusted	As Further Adjusted
	($ in thousands, except units)
Cash and cash equivalents	$20	$1,378,720	$92,220

Total Debt:
Revolving credit facility(a)	$274,500	$274,500	$—
Senior Notes due 2021	350,000	350,000	350,000
Senior Notes due 2022	750,000	750,000	750,000
New Senior Notes due 2023	—	1,400,000	1,400,000

Total debt	1,374,500	2,774,500	2,500,000

Equity/partners’ capital:
Common units (78,922,972 units issued and outstanding)(b)	1,547,480	1,547,480	1,998,276
Subordinated units (69,076,122 units issued and outstanding)	854,506	854,506	854,506
New Class B Units	—	—	343,000
New Class C Units	—	—	343,000
General partner interests	43,136	43,136	66,340

Total equity/partners’ capital	2,445,122	2,445,122	3,605,122

Total capitalization	$3,819,622	$5,219,622	$6,105,122

(a)	As of September 30, 2012, our revolving credit facility provided for borrowings (including letters of credit) of up to $1.0 billion. As of November 30, 2012, we had outstanding borrowings of $412.7 million under our revolving credit facility.
(b)	The number of common units sold in the concurrent common unit offering may increase or decrease based on market conditions, and we cannot assure you that we will complete the concurrent common unit offering. Neither the offering of the notes nor the concurrent common unit is contingent upon completion of the other offering.

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

Our revolving credit facility, as amended to date, provides us up to $1.0 billion of borrowing capacity and includes a sub-limit up to $50 million for same-day swing line advances and a sub-limit up to $200 million for letters of credit. In addition, our revolving credit facility contains an accordion feature that allows us to increase the available borrowing capacity under the facility up to $1.25 billion, subject to the satisfaction of certain conditions, including the identification of lenders or proposed lenders that agree to satisfy the increased commitment amounts under the facility. Our revolving credit facility matures in June 2016. As of September 30, 2012 we had approximately $274.5 million of borrowings outstanding under our revolving credit facility.

Borrowings under our revolving credit facility are available to fund working capital, finance capital expenditures and acquisitions, provide for the issuance of letters of credit and for general partnership purposes. Our revolving credit facility is secured by all of our assets, and loans thereunder (other than swing line loans) bear interest at our option at either (i) the greatest of (a) the reference rate of Wells Fargo Bank, National Association, (b) the federal funds effective rate plus 0.50 percent or (c) the Eurodollar rate which is based on the London Interbank Offered Rate (LIBOR), plus 1.00 percent, each of which is subject to a margin that varies from 0.625 percent to 1.50 percent per annum, according to our leverage ratio (which is defined as the ratio of consolidated indebtedness on any day to Consolidated EBITDA (as defined in the revolving credit facility agreement) for the most recent four consecutive fiscal quarters for which financial statements are available), or (ii) the Eurodollar rate plus a margin that varies from 1.625 percent to 2.50 percent per annum, according to the Partnership’s leverage ratio. If we reach investment grade status, are not in default under the revolving credit facility agreement and maintained a leverage ratio of no greater than 5.0 to 1.0 (or 5.5 to 1.0 for any fiscal quarter ended during the approximately two fiscal quarter period following the completion of certain acquisitions) as of the end of the most recently ended fiscal quarter, we will have the option to release the security under the revolving credit facility and amounts borrowed will bear interest under a specified ratings-based pricing grid. The unused portion of the revolving credit facility is subject to commitment fees of (a) 0.25 percent to 0.40 percent per annum while we are subject to the leverage-based pricing grid, according to the Partnership’s leverage ratio and (b) 0.20 percent to 0.35 percent per annum while we are subject to the ratings-based pricing grid, according to our senior unsecured long-term debt ratings.

Additionally, our revolving credit facility contains various covenants and restrictive provisions which among other things limit our and our subsidiaries’ ability to incur additional indebtedness, guarantees and/or liens; consolidate, merge or transfer all or substantially all of our assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; and prepay certain indebtedness. If we fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the revolving credit facility could be declared immediately due and payable. Our revolving credit facility also has cross default provisions that apply to any other indebtedness we may have with an outstanding principal amount in excess of $20 million.

The revolving credit facility agreement contains certain negative covenants that (i) limit our ability, as well as the ability of certain of our subsidiaries, among other things, to enter into hedging arrangements and create liens and (ii) require us to maintain a consolidated leverage ratio, and a Consolidated EBITDA to interest expense ratio, in each case as described in the revolving credit facility agreement. The revolving credit facility agreement also provides for the discontinuance of the requirement for us to maintain the Consolidated EBITDA to interest expense ratio if we reach investment grade status. The revolving credit facility agreement also requires us to maintain a consolidated leverage ratio of 5.5 to 1.0. (or 5.0 to 1.0 after security under the revolving credit facility has been released (increasing to 5.5 to 1.0 for any fiscal quarter ended during the approximately two fiscal quarter period following the completion of certain acquisitions)). Immediately following the issuance of the notes and the completion of the CMO Acquisition, and based on our Consolidated EBITDA, such leverage ratio will not limit our borrowing capacity under the revolving credit facility. We were in compliance with all covenants under the agreement at September 30, 2012.

Please see “Summary—Recent Developments—Proposed Amendment to Revolving Credit Facility.”

Existing Senior Notes

On January 11, 2012, we and ACMP Finance Corp. completed a private placement of $750.0 million in aggregate principal amount of 6.125% Senior Notes due 2022 (the “2022 Notes”). We used a portion of the net proceeds to repay borrowings outstanding under our revolving credit facility and used the balance for general partnership purposes. Debt issuance costs of $13.8 million are being amortized over the life of the 2022 Notes.

On April 19, 2011, we and ACMP Finance Corp. completed a private placement of $350.0 million in aggregate principal amount of 5.875% Senior Notes due 2021 (the “2021 Notes”). We used a portion of the net proceeds to repay borrowings outstanding under our revolving credit facility and used the balance for general partnership purposes. Debt issuance costs of $7.8 million are being amortized over the life of the 2021 Notes.

The 2022 Notes will mature on July 15, 2022 and interest is payable on January 15 and July 15 of each year. The 2021 Notes will mature on April 15, 2021 and interest is payable on April 15 and October 15 of each year. We have the option to redeem all or a portion of the notes at any time on or after January 15, 2017, in the case of the 2022 Notes, and April 15, 2015, in the case of the 2021 Notes, at the redemption prices specified in the applicable indenture, plus accrued and unpaid interest. We may also redeem the 2022 Notes and the 2021 Notes, in whole or in part, at a “make-whole” redemption price specified in the applicable indenture, plus accrued and unpaid interest, at any time prior to January 15, 2017 and April 15, 2015, respectively. In addition, we may redeem up to 35% of the 2022 Notes and the 2021 Notes prior to January 15, 2015 and April 15, 2014, respectively, under certain circumstances with the net cash proceeds from certain equity offerings.

The indentures for the 2022 Notes and the 2021 Notes contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to: (1) sell assets, including equity interests in our subsidiaries; (2) pay distributions on, redeem or purchase our units, or redeem or purchase our subordinated debt; (3) make investments; (4) incur or guarantee additional indebtedness or issue preferred units; (5) create or incur certain liens; (6) enter into agreements that restrict distributions or other payments from certain subsidiaries to us or certain other of our subsidiaries; (7) consolidate, merge or transfer all or substantially all of our or certain of our subsidiaries’ assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. If the 2022 Notes or the 2021 Notes achieve an investment grade rating from either of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and no default, as defined in the indenture, has occurred or is continuing, many of these covenants will terminate.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Access Midstream Partners, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to ACMP Finance Corp. and the term “Issuers” refers to the Company and Finance Corp. The term “notes” refers to the Issuers’ notes being offered hereby.

The Issuers will issue the notes under an indenture (the “base indenture”), as supplemented by a supplemental indenture, to be dated as of the closing date, establishing the form and terms of the notes (the “supplemental indenture” and, together with the base indenture, the “indenture”), among themselves, the subsidiary guarantors party thereto, as guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of Holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes:

•	will be general unsecured obligations of the Issuers;

•	will be non-recourse to our General Partner and its owners;

•	will be equal in right of payment with all existing and future Senior Debt of either of the Issuers;

•	will be effectively junior to any secured debt of the Issuers, including the Company’s guarantee of the Credit Agreement;

•	will be senior to any future subordinated debt of the Issuers; and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees

Initially, the notes will be guaranteed by the Company’s principal operating subsidiary, Access MLP Operating, L.L.C., which we call the “Operating Company” in this description, and by all of the Company’s other existing Subsidiaries other than Finance Corp. Upon closing of the CMO Acquisition, CMO and certain of its subsidiaries will become Guarantors of the notes in accordance with the provisions of the indenture.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be equal in right of payment with all existing and future Senior Debt of that Guarantor;

•	will be effectively junior to any secured debt of the Guarantors, including under the Credit Agreement; and

•	will be senior to any future subordinated debt of the Guarantors.

Furthermore, under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the supplemental indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Issuers will issue notes in this offering in an aggregate principal amount of $1,400 million. The Issuers may issue additional notes from time to time after this offering, subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                     , 2023.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on                      and                     , commencing on                     , 2013. The Issuers will make each interest payment to the Holders of record on                      and                      immediately preceding the relevant interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Initially, the Operating Company and all of our other Subsidiaries, excluding Finance Corp., will guarantee the notes on a senior unsecured basis. In the future, other Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—The guarantees of the Notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth in the indenture; or

(b) such sale or other disposition does not violate the “Asset Sale” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition;

(3) if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge;”

(5) in the case of any Guarantor other than the Operating Company, at such time as such Guarantor ceases to guarantee (i) any other Indebtedness of either of the Issuers or (ii) any Indebtedness of the Operating Company under a Credit Facility; or

(6) in the case of the Operating Company, at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers under a Credit Facility, provided that it is then no longer an obligor with respect to any Indebtedness under a Credit Facility.

Optional Redemption

Except as provided below and in the final paragraph under “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Issuers’ option prior to                     , 2016.

On and after                     , 2016, the Issuers may on one or more occasions redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on                      of the years indicated below:

Year	Percentage
2016		%
2017		%
2018		%
2019 and thereafter		%

At any time prior to                     , 2015, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of     % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not to exceed the net proceeds of one or more completed Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture on the date of the supplemental indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Prior to                     , 2016, the Issuers may on one or more occasions redeem all or part of the notes at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail, or if the notes are in global form, sent pursuant to the applicable procedures of DTC, at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional, except that any redemption described in the third paragraph under “—Optional Redemption” may, at the Issuers’ discretion, be subject to completion of the related Equity Offerings.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “—Special Mandatory Redemption” and “—Repurchase at the Option of Holders,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Special Mandatory Redemption

Upon the occurrence of the earlier of the following two events (the “Special Mandatory Redemption Trigger”), we will redeem all the notes (the “Special Mandatory Redemption”) at a redemption price in cash equal to 100% of the aggregate issue price thereof plus accrued and unpaid interest thereon to the mandatory redemption date:

(1) February 28, 2013, if the transactions contemplated by the Unit Purchase Agreement have not been consummated in all material respects in accordance with the Unit Purchase Agreement by such date; and

(2) the termination of the Unit Purchase Agreement.

Within ten days of the occurrence of the Special Mandatory Redemption Trigger, we will mail notice of the Special Mandatory Redemption to each holder of notes at its registered address and to the trustee, stating, among other matters prescribed in the indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is mailed).

Upon the closing of the CMO Acquisition in all material respects in accordance with the Unit Purchase Agreement, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

Certain provisions relating to our obligation to redeem notes in a Special Mandatory Redemption may not be waived or modified without the written consent of the holders of all the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control

Settlement Date. No later than 30 days following any Change of Control, the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Settlement Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Credit Agreement provides that certain change of control events with respect to the Company may constitute a default. Any future credit agreements or other agreements relating to debt to which the Company or any Guarantor becomes a party may contain similar restrictions or provisions.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given with respect to all outstanding notes as described above under “—Optional Redemption,” unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

If Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 50% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Prior Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1) to repay, redeem, or repurchase Senior Debt, including the notes;

(2) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

(3) to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

(4) to make capital expenditures; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business.

The provisions of clauses (2), (3), (4) or (5) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.”

Within 10 days after each time the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (except in exchange for Equity Interests (other than Disqualified Stock) of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than intercompany Indebtedness between the Company and a Restricted Subsidiary or between Restricted Subsidiaries of the Company) that is contractually subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) – (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash as of the end of the Company’s preceding fiscal quarter, plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the Prior Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) after the Prior Issue Date or from the issue or sale after the Prior Issue Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Prior Issue Date is sold for cash or otherwise liquidated or repaid for cash, cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commending on or after the Prior Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) – (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on limited partnership interests of the Company, plus the related distribution on the general partner interest and any distributions made with respect to incentive distribution rights), is less than the sum, without duplication, of:

(a) $250.0 million less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on the Prior Issue Date, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company after the date of the supplemental indenture;

(6) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests; or

(7) any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness pursuant to the provisions of such subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales,” as the case may be, and repurchased all notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by an officer of the General Partner in good faith. For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) – (7), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (a) $1.50 billion or (b) the sum of $500.0 million and 25% of the Company’s Consolidated Net Tangible Assets at the time of incurrence;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes issued and sold in this offering and the related Subsidiary Guarantees to be issued on the date of the supplemental indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding, the greater of (a) $100.0 million or (b) 3.5% of the Company’s Consolidated Net Tangible Assets at the time of incurrence;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting any one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25.0 million; and

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount then outstanding, not to exceed the greater of (a) $250.0 million or (b) 7.5% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities (other than the 2021 Senior Notes and the 2022 Senior Notes) on the date of the supplemental indenture shall be considered incurred under clause (1) of the second paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The Company will not, and will not permit any Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Guarantor, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the supplemental indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the supplemental indenture;

(2) the 2021 Senior Notes or the 2022 Senior Notes;

(3) the indenture, the notes and the Subsidiary Guarantees;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(7) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being. refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(12) any agreement or instrument relating to any property or assets acquired after the date of the supplemental indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes; and

(15) any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the Indenture or the Credit Agreement as it exists on the date of the supplemental indenture.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1) either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) in the case of a transaction involving the Company and not Finance Corp., either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(b) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; or

(c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will not be less than the Consolidated Net Worth of the Company immediately before such transaction; and

(5) such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is otherwise fair to the Company and its Restricted Subsidiaries from a financial point of view; and

(2) the Company delivers to the trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with the preceding clause (1) of this covenant and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with the preceding clause (1) of this covenant and has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and any payments or awards pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in such Person;

(4) transactions permitted by the terms of (a) the Partnership Agreement with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements and (b) any other agreements existing on the date of the supplemental indenture, in each case as such agreements are in effect on the date of the supplemental indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less favorable to the Company than the agreement so amended or replaced;

(5) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company, a Restricted Subsidiary of the Company or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(7) Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(8) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person; and

(9) in the case of contracts for the provision of gathering, treating or compression services with respect to Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties or otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries than those that would be available in a transaction with an unrelated third party.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the General Partner may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding

Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the supplemental indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company under a Credit Facility, or the Operating Company, if not then a Guarantor, guarantees any other Indebtedness of either of the Issuers under a Credit Facility or incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within ten Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall be subject to the release and other provisions of the indenture described above under “—Subsidiary Guarantees.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will make publicly available on its website or file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, except to the extent the Company reasonably determines such report would not be material to investing in debt securities.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Covenant Termination

If at any time (a) the rating assigned to the notes by either S&P or Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing under the indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described above under the caption “—Certain Covenants”:

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,” and

•	“—Transactions with Affiliates.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described above under the caption “—Certain Covenants”:

•	“—Liens,”

•	“—Merger, Consolidation or Sale of Assets” (other than the financial test set forth in clause (4) of such covenant),

•	“—Designation of Restricted and Unrestricted Subsidiaries,”

•	“—Additional Subsidiary Guarantees,” and

•	“—Reports.”

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with any obligation to purchase or offer to purchase notes as described under the captions “—Special Mandatory Redemption,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Change of Control” or to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by the Company for 90 days after notice to comply with the provisions described under “—Certain Covenants—Reports;”

(5) failure by the Company for 60 days after notice to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the supplemental indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company or the Operating Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

Neither the General Partner nor any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus supplement will not be deemed to adversely affect such legal rights;

(5) to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens;”

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9) to provide for the reorganization of the Company as any other form of entity in according with the second paragraph under “—Certain Covenants—Merger, Consolidation or Sales or Assets;” or

(10) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to the Company at 900 NW 63rd Street, Oklahoma City, Oklahoma 73118, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The notes will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form (“Certificated Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “—Exchange of Global Notes for Certificated Notes.” Notes will be issued at the closing of this offering only against payment in immediately available funds.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, or premium or interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of the Issuers, the Guarantors or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the Issuers or the Guarantors. Neither the Issuers, the Guarantors nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the Guarantors, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary within 90 days;

•	the Issuers, at their option but subject to DTC’s requirements, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing an Event of Default, and DTC notifies the trustee of its decision to exchange such Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated

Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither the Issuers nor the trustee will be liable for any delay by DTC, its nominee or any Participant or Indirect Participant in identifying the beneficial owners of interests in Global Notes, and the Issuers and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued.

Same Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, premium, if any, and interest, if any, with respect to Certificated Notes in the manner described above under “—Methods of Receiving Payments on the Notes.” The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2021 Senior Notes” means the Issuers’ 5.875% Senior Notes due 2021, which term shall include any of such notes that may be issued pursuant to the terms of the Registration Rights Agreement dated as of April 19, 2011 among the Issuers, the guarantors named therein and the initial purchasers named therein.

“2022 Senior Notes” means the Issuers’ 6.125% Senior Notes due 2022, which term shall include any of such notes that may be issued pursuant to the terms of the Registration Rights Agreement dated January 11, 2012 among the Issuers, the guarantors named therein and the initial purchasers named therein.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no limited partner in any fund managed by or that is a controlled Affiliate of Global Infrastructure Management, LLC (solely as a result of its status as a limited partner in such fund) shall be considered an Affiliate of the Company or any Restricted Subsidiary hereunder.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5) the disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(8) the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens;”

(9) dispositions in connection with Permitted Liens;

(10) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the supplemental indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. Notwithstanding the foregoing, a Beneficial Owner of 50% or less of the Voting Stock of any entity that owns the General Partner will not be deemed to Beneficially Own more than 50% of the Voting Stock of the General Partner by reason of such ownership

“Board of Directors” means:

(1) with respect to Finance Corp., its board of directors;

(2) with respect to the Company, the Board of Directors of the General Partner or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles in the United States in effect as of the date of the supplemental indenture.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Qualifying Owner, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the removal of the General Partner by the limited partners of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like which occurrence is followed by a Rating Decline within 90 days thereof.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of

Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person”, other than one or more Qualifying Owners, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of loss or expense of such Person and its Restricted Subsidiaries; minus

(7) extraordinary items of gain increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB Accounting Standards Codification (ASC) 815 will be excluded; and

(5) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on such Person’s consolidated balance sheet, determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all such Person’s outstanding Capital Stock, plus

(2) paid-in capital or capital surplus relating to such Capital Stock, plus

(3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 10, 2011, among the Operating Company, the Company, the subsidiary guarantor parties thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, commercial paper facilities or other agreements or instruments, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, capital markets financings, private placements, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the supplemental indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under clause (1) of the second paragraph under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” and other than intercompany Indebtedness) in existence on the date of the supplemental indenture, including the 2021 Senior Notes and the 2022 Senior Notes, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred securities of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company (1) that is organized or incorporated outside the United States or any territory thereof and (2) that has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Access Midstream GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) the Operating Company and the other Persons executing the indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in or to otherwise manage exposure to interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in or to otherwise manage exposure to interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) Attributable Debt in respect of sale and leaseback transactions;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal be deemed to constitute a Lien.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at                     , 2016 (set forth in the table above) plus (ii) any required interest payments due on such note through                     , 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, except Customary Recourse Exceptions, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except for Customary Recourse Exceptions and as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Operating Company” means Access MLP Operating, L.L.C., a Delaware limited liability company, and its successors.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company, dated as of August 3, 2010, as in effect on the date of the supplemental indenture and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, compressing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (including through purchases of notes or other Indebtedness);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(b) pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) Permitted Business Investments;

(9) Investments owned by any Person at the time such Person merges with or into the Company or a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of the Company, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, do not exceed the greater of $100.0 million or 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of such Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any Credit Facility permitted to be incurred under the indenture;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto or proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(6) Liens on any property or asset acquired, constructed or improved by the Company or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the cost of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(7) Liens existing on the date of the supplemental indenture;

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens on pipelines or pipeline facilities or other facilities that arise by operation of law;

(11) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil, natural gas and natural gas liquids, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(12) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13) Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees, as the case may be;

(14) Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens;”

(15) Liens to secure Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(16) Liens securing Indebtedness that does not exceed at any one time outstanding the greater of (a) 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence of such Indebtedness and (b) $100.0 million; and

(17) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (15) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary other than a Guarantor if the Company or a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under the Credit Agreement pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Agreement and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Issue Date” means April 19, 2011, the date of the issuance of the 2021 Senior Notes.

“Qualifying Owners” means The Williams Companies, Inc., Access Midstream Ventures, L.L.C., GIP II Eagle Holdings Partnership, L.P., GIP II Hawk Holdings Partnership, L.P. and any other investment fund or vehicle managed or controlled by Global Infrastructure Management, LLC (collectively, “GIP”), and in each case their respective Affiliates that, in the case of GIP only, are organized primarily for making, or otherwise having as their primary activity holding or exercising control over, equity or debt investments by GIP.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

(1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(2) the 2021 Senior Notes or the 2022 Senior Notes;

(3) any other Indebtedness (including Credit Facilities) of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                     , 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                     , 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will calculate the Treasury Rate no later than the second Business Day preceding the applicable redemption date and prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp. or the Operating Company) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) except to the extent permitted in clause 2(b) of the definition of Permitted Business Investments, has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to persons purchasing the notes in this offering for cash at their “issue price” (the first price at which a substantial amount of the issue of notes is sold to purchasers other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and holding the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws or the Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, or to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities, commodities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other risk reduction transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, S corporations or other pass-through entities; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, and the applicability and effect of state, local or foreign tax laws and tax treaties.

Certain Additional Payments

If the CMO Acquisition does not close on or prior to February 28, 2013, or if the Unit Purchase Agreement is terminated prior thereto, we will be obligated to redeem all of the notes at a redemption price equal to 100 percent of their issue price, plus accrued and unpaid interest to the date of the redemption. (See “Description of Notes—Special Mandatory Redemption”). Further, in certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to make payments in excess of stated interest or the adjusted issue price of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—Consequences to U.S. Holders—Sale, Exchange or Disposition of Notes.” In all such instances, our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “U.S. holder” of the notes. The term “U.S. holder” means a beneficial owner of a note who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity that is taxable as a corporation) created or organized in or under the laws of the United States. any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest paid or accrued on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition of Notes

You will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between:

•	the amount realized upon the disposition of the note (less any amount attributable to accrued interest, which will be taxable as interest to the extent not already included in income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the amount that you paid for the note. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting on interest and on the proceeds received upon of the sale or other disposition (including a retirement or redemption) of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. holders are generally not subject to information reporting or backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed properly to report payments of interest or dividends; or

•	fail to certify under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability, if any, or you may claim a refund if you timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “non-U.S. holder” of the notes. A “non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

Payments of Interest

Interest paid on a note to you that is not effectively connected with your conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	you do not directly or indirectly, actually or constructively, own 10% or more of our capital or profits interests;

•

you are not a “controlled foreign corporation” that is related to us through actual or constructive capital or profits interest ownership and you are not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

either (1) you certify in a statement provided to the applicable withholding agent, under penalties of perjury, that you are not a “U.S. person” within the meaning of the Code and provide your name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on your behalf certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and you, has received from you a statement, under penalties of perjury, that you are not a U.S. person and you provide us or the paying agent with a copy of such statement, or (3) you hold your note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, you may be entitled to a reduction in or an exemption from withholding tax on interest if you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If interest paid to you is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, you also maintain a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you the provide appropriate certification), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale, Exchange, or Disposition of the Notes

Any gain realized by you on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to U.S. federal income tax (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in “Consequences to Non-U.S. Holder—Payments of Interest) unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is also attributable to your permanent establishment in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you recognize gain described in the first bullet point above, you will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if you were a U.S. holder, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other disposition of the note, which may be offset by certain U.S. source capital losses, even though you are not considered a resident of the United States.

You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

You generally will not be subject to backup withholding and information reporting with respect to payments of interest on the notes if you have provided the statement described above under “—Non-U.S. Holders — Payments of Interest” and the withholding agent does not have actual knowledge or reason to know that you are a “U.S. person,” within the meaning of the Code. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, if any, or you may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, or gross proceeds from the sale or other disposition of the notes paid to a “foreign financial institution” (as defined in the Code) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under proposed Treasury Regulations, debt securities that are outstanding on or before January 1, 2013 are grandfathered from the application of the withholding rules under FATCA. For those that are not grandfathered, the proposed Treasury Regulations and subsequent IRS guidance indicate that withholding under FATCA will apply to payments of interest on debt securities made on or after January 1, 2014 and to payments of gross proceeds from the sale or other disposition of debt securities on or after January 1, 2017.

The proposed Treasury Regulations and related guidance described above will not be effective until final regulations are issued. Prospective investors should consult their tax advisors regarding these withholding provisions, including whether the provisions will apply to the notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have agreed, severally and not jointly, to purchase, and we have agreed to sell to the underwriters, the principal amount of the notes set forth opposite the respective underwriters’ names.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Barclays Capital Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Capital One Southcoast, Inc.
DnB Markets, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
RBS Securities Inc.
Comerica Securities, Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
SMBC Nikko Capital Markets Limited

Total		$1,400,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

	Per Note		Total
Underwriting discount paid by us		%	$

We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (not including the underwriting discount) for this offering will be $300,000.

We, our general partner and our subsidiary guarantors have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any U.S. dollar-denominated debt securities issued or guaranteed by us or any of the guarantors and having a maturity of more than one year from the date of issue, or publicly disclose an intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives, for a period of 60 after the date of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory, investment banking and commercial services for us, for which they have received or will receive customary fees and expense reimbursements. Citigroup Global Markets Inc. and Barclays Capital Inc. advised us in connection with the CMO Acquisition. Affiliates of all of the underwriters are lenders under our revolving credit facility, for which such affiliates of such underwriters, in each case, have received customary fees. We plan to use a portion of the net proceeds from the offering to repay borrowings outstanding under our revolving credit facility, and as a result of such repayment, such affiliates of the underwriters will receive a portion of the proceeds of this offering. In connection with the CMO Acquisition, we obtained commitments from certain affiliates of Citigroup Global Markets Inc., Barclays Capital Inc. and UBS Securities LLC to arrange a senior unsecured bridge facility in an aggregate amount of up to $1.0 billion. If amounts are drawn under the bridge facility in connection with the closing of the CMO Acquisition, portions of the proceeds from this offering may be used to repay portions of the bridge facility. Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Raymond James & Associates, Inc. and RBC Capital Markets, LLC are also acting as underwriters in connection with the concurrent equity offering. In addition, as of December 7, 2012, affiliates of Citigroup Global Markets Inc. collectively held 520,062 of our common units.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of Credit Suisse Securities (USA) LLC were among the several founding investors of GIP and maintain an ownership position in GIP.

Electronic Distribution

This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Selling Restrictions

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the Issuer or the Guarantors.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports (which each contain an explanatory paragraph stating that we and the predecessor earned substantially all of our revenues and have other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements for the year ended December 31, 2010 of Appalachia Midstream Services, L.L.C. included as Exhibit 99.2 to our Current Report on Form 8-K/A dated February 14, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that Appalachia Midstream Services, L.L.C. earned a significant amount of its revenues from an affiliate and has other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements for the years ended December 31, 2011 and 2010 of Chesapeake Midstream Operating, L.L.C. included as Exhibit 99.2 to our Current Report on Form 8-K dated December 12, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that Chesapeake Midstream Operating, L.L.C earned a significant portion of its revenues and has other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale from time to time of our common units and debt securities, including the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. In addition, we file annual, quarterly and current reports with the SEC. Our SEC filings are available over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, as filed with the SEC on May 10, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, as filed with the SEC on August 8, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, as filed with the SEC on November 7, 2012;

•

Our Current Reports on Form 8-K and Form 8-K/A as filed with the SEC on January 4, 2012, January 6, 2012, January 11, 2012, January 31, 2012, February 1, 2012, February 7, 2012, February 14, 2012, May 3, 2012, June 20, 2012, July 6, 2012, July 30, 2012, October 30, 2012 and December 12, 2012 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	The description of our common units in our Registration Statement on Form 8-A as filed with the SEC on July 26, 2010.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Access Midstream Partners, L.P.

900 NW 63rd Street

Oklahoma City, Oklahoma 73118

Attention: David C. Shiels

Telephone: (405) 935-6224

We also make available free of charge on our internet website at www.accessmidstream.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

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PROSPECTUS

Access Midstream Partners, L.P.

ACMP Finance Corp.

Common Units Representing Limited Partner Interests

Debt Securities

We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in Access Midstream Partners, L.P. We, together with ACMP Finance Corp., may from time to time offer and sell debt securities in one or more series as described in this prospectus. ACMP Finance Corp. may act as co-issuer of the debt securities, and certain direct or indirect subsidiaries of Access Midstream Partners, L.P. may guarantee any debt securities offered by this prospectus, if and to the extent identified in the related prospectus supplement. We refer to the common units and the debt securities collectively as the “securities.”

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes only the general terms of the securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “ACMP.” We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities that may be offered.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors identified in the documents incorporated by reference herein for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2012

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and ACMP Finance Corp. have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell any combination of the securities described in this prospectus.

This prospectus provides you with a general description of Access Midstream Partners, L.P. and the securities that are registered hereunder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC (File No. 001-34831). Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, as filed with the SEC on May 10, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, as filed with the SEC on August 8, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, as filed with the SEC on November 7, 2012;

•

Our Current Reports on Form 8-K and Form 8-K/A as filed with the SEC on January 4, 2012, January 6, 2012, January 11, 2012, January 31, 2012, February 1, 2012, February 7, 2012, February 14, 2012, May 3, 2012, June 20, 2012, July 6, 2012, July 30, 2012, October 30, 2012 and December 12, 2012 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-34831) as filed with the SEC on July 26, 2010 and any subsequent amendment thereto filed for the purpose of updating such description.

We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Access Midstream Partners, L.P. 900 NW 63rd Street Oklahoma City, Oklahoma 73118 Attention: David C. Shiels Telephone: (405) 935-6224

We also make available free of charge on our internet website at www.accessmidstream.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus may constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	our dependence on Chesapeake Energy Corporation (“Chesapeake”) and Total E&P USA, Inc. (“Total”) for a substantial majority of our revenues;

•	the impact on our growth strategy and ability to increase cash distributions if Chesapeake, Total or other producers do not increase the volume of natural gas they provide to our gathering systems;

•	oil and natural gas realized prices;

•	the termination of our gas gathering agreements with Chesapeake, Total or other producers;

•	the availability, terms and effects of acquisitions;

•	our potential inability to maintain existing distribution amounts or pay the minimum quarterly distribution to our unitholders;

•	the limitations that Chesapeake’s and our own level of indebtedness may have on our financial flexibility;

•	our ability to obtain new sources of natural gas, which is dependent on factors largely beyond our control;

•	the availability of capital resources to fund capital expenditures and other contractual obligations, and our ability to access those resources through the debt or equity capital markets;

•	competitive conditions;

•	the unavailability of third-party pipelines interconnected to our gathering systems or the potential that the volumes we gather do not meet the quality requirement of such pipelines;

•	new asset construction may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks;

•	our exposure to direct commodity price risk may increase in the future;

•	our ability to maintain and/or obtain rights to operate our assets on land owned by third parties;

•	hazards and operational risks that may not be fully covered by insurance;

•	our dependence on Chesapeake for substantially all of our compression capacity;

•	our lack of industry diversification; and

•

legislative or regulatory changes, including changes in environmental regulations, environmental risks, regulations by the Federal Energy Regulatory Commission, or FERC, and liability under federal and state environmental laws and regulations.

Other factors that could cause our actual results to differ from our projected results are described under the caption “Risk Factors” and elsewhere in this prospectus and in our reports filed with the SEC and incorporated by reference in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date originally made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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WHO WE ARE

Unless the context otherwise requires, references in this prospectus to the “Partnership,” “we,” “our,” “us” or like terms, refer to Access Midstream Partners, L.P. (NYSE: ACMP) and its subsidiaries. “Finance Corp.” refers to ACMP Finance Corp., an indirect wholly owned subsidiary of Access Midstream Partners, L.P. that may act as co-issuer of any debt securities offered by this prospectus. Our “general partner” refers to Access Midstream Partners GP, L.L.C.

General

We are a growth-oriented publicly traded Delaware limited partnership formed in 2010 to own, operate, develop and acquire natural gas, natural gas liquids and oil gathering systems and other midstream energy assets. We are principally focused on natural gas gathering, the first segment of midstream energy infrastructure that connects natural gas produced at the wellhead to third-party takeaway pipelines. We currently operate in Texas, Louisiana, Oklahoma, Kansas, Arkansas, West Virginia and Pennsylvania. We provide gathering, treating and compression services to Chesapeake, Total and other leading producers under long-term, fixed-fee contracts.

Finance Corp. was incorporated under the laws of the State of Delaware on April 4, 2011, is wholly owned by the Partnership, and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto.

Our executive offices are located at 900 NW 63rd Street, Oklahoma City, Oklahoma 73118 and our telephone number at this address is (405) 935-1500.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in our securities you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and the applicable prospectus supplement, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

USE OF PROCEEDS

The actual application of proceeds to us from the sale of any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before income from equity investees plus fixed charges (excluding capitalized interest), distributed income of equity investees and amortization of capitalized interest. “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt expense (including discounts and premiums relating to indebtedness) and the portion of rental expense on operating leases deemed to be the equivalent of interest.

					Predecessor(1)
	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 1, 2009 through December 31, 2009	Period from January 1, 2009 through September 30, 2009		Year Ended December 31,
							2008	2007
Ratio of Earnings to Fixed Charges	3.0x	5.2x	8.2x	9.4x	—	(2)	6.5x	10.5x

(1)	Represents data from our predecessor, Chesapeake Midstream Development, L.P. before our inception on September 30, 2009. For further discussion, please see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	During the period noted, our coverage ratio was less than 1:1. We would have needed to generate additional earnings of approximately $17.5 million during the period from January 1, 2009 through September 30, 2009 to achieve a coverage ratio of 1:1.

DESCRIPTION OF OUR COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Our outstanding common units are listed on the NYSE under the symbol “ACMP,” and any additional common units we issue will also be listed on the NYSE. As of December 11, 2012, there were 78,923,118 common units outstanding. On December 11, 2012, the last reported sales price of our common units on the NYSE was $34.03 per common unit.

Transfer Agent and Registrar

Duties. Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Access Midstream Partners, L.P. may issue debt securities in one or more series, and ACMP Finance Corp. may be a co-issuer of one or more series of debt securities. The debt securities will be issued under an indenture to be dated as of a date on or prior to our initial issuance of debt securities. The Bank of New York Mellon Trust Company, N.A., will serve as trustee under the indenture, which will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the debt securities and the indenture. These descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines the rights of Holders of the debt securities. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. Additionally, you may request copies of the indenture at our address set forth under the heading “Where You Can Find More Information.”

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Partnership,” “us,” “our” or “we” refers only to Access Midstream Partners, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to ACMP Finance Corp. and the term “Issuers” refers to the Partnership and Finance Corp.

The registered Holder of a debt security will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities will be general obligations of the Issuers. The indenture permits the Issuers to issue debt securities that are subordinated to their Senior Indebtedness. Unless provided otherwise in a prospectus supplement for a series of debt securities, the debt securities will be the Issuers’ senior obligations and will rank pari passu with their other Senior Indebtedness. See “—Subordination of Debt Securities.”

Terms

A prospectus supplement and a supplemental indenture (or a resolution of the Board of Directors of our General Partner and of Finance Corp. and an accompanying officers’ certificate from each of our General Partner and Finance Corp.) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether Finance Corp. will be a co-issuer of the debt securities;

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the rate at which the debt securities will bear interest, the date from which interest will accrue, and the interest payment dates and the record dates for the debt securities;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate the Issuers to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefit of the Subsidiary Guarantee of the Guarantors;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 thereafter;

•	the terms, if any, upon which the debt securities may be convertible into or exchanged for Capital Stock or other securities of the Issuers or any other obligor or issuer;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any deletions from, additions to or modifications of the covenants or Events of Default;

•	whether the debt securities will be issued in individual certificates to each Holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of Holders;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the indenture; and

•	any other terms of the debt securities not prohibited by the indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities denominated in any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subsidiary Guarantees

If provided for with respect to a series of debt securities, the payment obligations of the Issuers under the debt securities will be jointly and severally, fully and unconditionally guaranteed by the Guarantors. The Subsidiary Guarantee provides that in the event of a default in the payment of principal of, or premium, if any, or interest on any debt security, the trustee may institute legal proceedings directly against the applicable Guarantor to enforce the Subsidiary Guarantee without first proceeding against us. Unless otherwise provided in a prospectus supplement for a series of debt securities, the obligation of a Guarantor in respect of its Subsidiary Guarantee will be its senior obligation and will rank pari passu with its other Senior Indebtedness from time to time outstanding. See “— Subordination of Debt Securities.”

These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Partnership has no independent assets or operations. The Partnership’s operations are conducted by its subsidiaries through its operating company subsidiary, Access MLP Operating, L.L.C. Each of Access MLP Operating, L.L.C. and the Partnership’s other subsidiaries is a Guarantor, other than Finance Corp., an indirect wholly owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of any debt securities. Each Guarantor is a wholly owned subsidiary of the Partnership. There are no significant restrictions on the ability of the Partnership or any Guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of the Partnership or any Guarantor represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act.

Subject to the next succeeding paragraph, no Guarantor may consolidate with or merge with or into another Person, other than the Partnership or another Guarantor, unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the indenture and the debt securities pursuant to a supplemental indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Guarantor will be automatically released upon:

(1) the sale or disposition of a Guarantor (or all or substantially all of its assets), whether by way of merger, consolidation or otherwise, or the liquidation and dissolution of the Guarantor;

(2) delivery of a written notice by us to the trustee of the cessation by a Guarantor to guarantee any other Indebtedness of the Partnership or any other Guarantor other than a De Minimis Guaranteed Amount; or

(3) the Partnership’s election, in compliance with the terms of the indenture, to exercise its rights pursuant to the provisions in the indenture regarding Legal Defeasance or Covenant Defeasance (each as defined below in “—Defeasance”).

Covenants

The indenture contains covenants regarding payment of principal of, and premium, if any, and interest on the debt securities; maintenance of an office or agency where debt securities may be presented or surrendered for purposes of payments, transfers, exchanges and, if applicable, conversions; payment of taxes; waiver of stay, extension and usury laws; and maintenance of existence. Additionally, the indenture requires that the Partnership will file with the trustee, within 30 days after it files the same with the Commission, copies of the annual reports and the information, documents and other reports that the Partnership is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Partnership is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Partnership will file with the trustee, within 30 days after it would have been required to file the same with the Commission, financial statements, including any notes thereto and, with respect to the annual information only, a report on the annual financial statements by the Partnership’s certified independent accountants, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to what the Partnership would have been required to include in such annual reports, information, documents or other reports if the Partnership had been subject to the requirements of Section 13 or 15(d) of the Exchange Act.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of Holders of a particular series of debt securities.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1) either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Partnership is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after giving effect to such transaction, no Default or Event of Default would occur and be continuing or would result from the transaction.

Notwithstanding the preceding paragraph, the Partnership is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Partnership into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Partnership under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the debt securities (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the debt securities solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Events of Default and Remedies

Unless we inform you otherwise in the applicable prospectus supplement, each of the following will be an Event of Default with respect to the debt securities of any series:

(1) failure to pay interest due on the debt securities of that series for 30 days;

(2) failure to pay the principal of, or premium, if any, on the debt securities of that series when due;

(3) failure to pay when due any sinking fund payment with respect to the debt securities of that series;

(4) failure by an Issuer or, if such series of debt securities is entitled to the benefits of a Subsidiary Guarantee, any Guarantor to perform any other covenant in the indenture that continues for 60 days after written notice is given to such Issuer or, if applicable, Guarantor;

(5) any Subsidiary Guarantee of the debt securities of such series ceases to be in full force and effect or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations in respect of such series under the indenture or such Subsidiary Guarantee;

(6) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to either Issuer or, if such series of debt securities is entitled to the benefits of a Subsidiary Guarantee, any of the Guarantors; and

(7) any other Event of Default provided with regard to such series of debt securities in the terms thereof.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Partnership or the Operating Company, all outstanding debt securities will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding debt securities of a series may declare all the debt securities of that series to be due and payable immediately.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. This provision does not, however, affect the right of any Holder of a debt security to sue for enforcement of any overdue payment. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the debt securities if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the debt securities.

The Holders of a majority in principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the Holders of all of the debt securities of that series waive any existing Default or Event of Default with respect to the debt securities of that series and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the debt securities.

The Partnership is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 30 days of any officer of the General Partner becoming aware of any Default or Event of Default with respect to the debt securities of a series, the Partnership is required to deliver to the trustee a statement specifying such Default or Event of Default.

An Event of Default under one series of debt securities will not necessarily be an Event of Default under another series.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

Neither the General Partner nor any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers, the General Partner or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the debt securities, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding debt securities of a series and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding debt securities of that series to receive payments in respect of the principal of, and interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the debt securities of that series concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the debt securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the debt securities. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the debt securities (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of debt securities:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the debt securities of that series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding debt securities of that series on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the debt securities of that series are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing with respect to the debt securities of that series on the date of such deposit (other than a Default or Event of Default in respect of such series resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and solely with respect to such series of debt securities) to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of debt securities of that series over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by such amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities), and any existing default or compliance with any provision of the indenture or the debt securities of any series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding debt securities of each series affected by such waiver (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting Holder):

(1) reduce the principal amount of debt securities whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of any debt security or alter the provisions with respect to the redemption or repurchase of the debt securities of any such series;

(3) reduce the premium, if any, payable upon the redemption of any debt security or change the fixed date after which any debt security may or shall be redeemed;

(4) change any obligation of the Partnership or any Guarantor to pay Additional Amounts with respect to any debt security;

(5) reduce the rate of or change the time for payment of interest on any debt security;

(6) adversely affect the conversion rights of any debt security that is convertible in accordance with the applicable provisions of such debt security;

(7) waive a continuing Default or Event of Default in the payment of principal of, or premium, if any, or interest on or Additional Amounts with respect to the debt securities of any series (except a rescission of acceleration of the debt securities of that series by the Holders of at least a majority in principal amount of the debt securities of that series and a waiver of the payment default that resulted from such acceleration);

(8) make any debt security payable in currency other than that stated in such debt security;

(9) make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

(10) waive a redemption or repurchase payment with respect to any debt security;

(11) impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on or any Additional Amounts with respect to any debt security as provided in the indenture;

(12) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture or modify the related Guarantee in any manner materially adverse to the Holders, except in accordance with the terms of the indenture; or

(13) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of debt securities, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the debt securities of any series:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3) to provide for the assumption of an Issuer’s obligations to Holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders, that surrenders a right or benefit held by the Issuers or any Guarantor or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to add to, change or eliminate any of the provisions of the indenture, provided that any such addition, change or elimination shall not be effective as to the debt securities of any series outstanding prior to the date of such amendment or supplement;

(6) to establish the forms or terms of the debt securities of any series issued under the indenture;

(7) to make provisions with respect to the conversion of debt securities of any series that are convertible in accordance with the terms of such debt securities;

(8) to secure the debt securities or the subsidiary guarantees;

(9) to add any additional Guarantor with respect to the debt securities of any series or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(10) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to comply with the rules and regulations of any exchange on which the debt securities may be listed or traded;

(11) to provide for the reorganization of the Partnership as any other form of entity in accordance with the second paragraph under “—Merger, Consolidation or Sales of All or Substantially All Assets”; or

(12) to evidence or provide for the acceptance or appointment under the indenture of a successor trustee with respect to debt securities of any series.

Subordination of Debt Securities

Debt securities of a series may be subordinated to our Senior Indebtedness (the debt securities of such series being referred to herein as the “Subordinated Debt Securities”). Subordinated Debt Securities and the Subsidiary Guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuers and Guarantors that is designated as Senior Indebtedness with respect to the series.

The Holders of Senior Indebtedness of the Issuers will receive payment in full of the Senior Indebtedness before Holders of Subordinated Debt Securities will receive any payment of principal of, or premium, if any, or interest with respect to the Subordinated Debt Securities:

(1) upon any payment or distribution of the assets of the Issuers or a Guarantor to its creditors;

(2) upon a total or partial liquidation or dissolution of the Issuers or a Guarantor; or

(3) in a bankruptcy, receivership or similar proceeding relating to the Issuers or their respective property or a Guarantor or its property.

Until the Senior Indebtedness is paid in full, any distribution to which Holders of Subordinated Debt Securities would otherwise be entitled will be made to the Holders of Senior Indebtedness, except that such Holders may receive securities representing Capital Stock of the Partnership or the Guarantors and any debt securities of the Issuers or the Guarantors that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities.

If the Issuers do not pay the principal of, or premium, if any, or interest on, Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuers may not:

(1) make any payments of principal, premium, if any, or interest with respect to Subordinated Debt Securities;

(2) make any deposit for the purpose of defeasance of the Subordinated Debt Securities; or

(3) repurchase, redeem or otherwise retire any Subordinated Debt Securities, except that in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, we may deliver Subordinated Debt Securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

(1) the default has been cured or waived and the declaration of acceleration has been rescinded;

(2) the Senior Indebtedness has been paid in full in cash; or

(3) the Issuers and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness of the Issuers.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuers may not pay the Subordinated Debt Securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by the Issuers and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

(1) by written notice from the Person or Persons who gave the Blockage Notice;

(2) by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

(3) if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the Holders of such Designated Senior Indebtedness or the representative of such Holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

If a Guarantor does not pay the principal of, or premium, if any, or interest on, Senior Indebtedness of such Guarantor within any applicable grace period (including at maturity), or any other default on Senior Indebtedness of such Guarantor occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, such Guarantor may not make a guarantee payment on Subordinated Debt Securities unless, in either case,

(1) the default has been cured or waived and the declaration of acceleration has been rescinded;

(2) the Senior Indebtedness has been paid in full in cash; or

(3) the Guarantor and the trustee receive written notice approving the payment from the representative of each issue of Designated Senior Indebtedness of such Guarantor.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Guarantor may not make a guarantee payment on Subordinated Debt Securities for the Payment Blockage Period, as described above.

After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, Holders of the Subordinated Debt Securities shall be subrogated to the rights of Holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are Holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to debt securities of any series (except as to surviving rights of registration of transfer or exchange of the debt securities of that series and as otherwise specified in the indenture), when:

(1) either:

(a) all debt securities of that series which have been authenticated, except lost, stolen or destroyed debt securities of that series which have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all such debt securities that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of debt securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing with respect to the debt securities of that series on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default in respect of such series resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and solely with respect to such series) to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it in respect of such series under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of such series at fixed maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The Holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of debt securities of that series, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the debt securities and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to the Partnership at 900 NW 63rd Street, Oklahoma City, Oklahoma 73118, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Unless otherwise provided with respect to a series of debt securities, the debt securities of each series will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

The Depositary has advised the Partnership as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Partnership expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of debt securities represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the debt securities. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the debt securities for all purposes of the debt securities and the Indenture. Except as set forth below, you will not be entitled to have the debt securities represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated debt securities in definitive form and will not be considered to be the owner or Holder of any debt securities under the global securities. The Partnership understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Partnership will make all payments on debt securities represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

The Partnership expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the

Depositary or its nominee. The Partnership also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Partnership will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Partnership will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Amounts” means any additional amounts required by the express terms of a debt security or by or pursuant to a board resolution, under circumstances specified therein or pursuant thereto, to be paid by the Partnership with respect to certain taxes, assessments or other governmental charges imposed on certain Holders and that are owing to such Holders.

“Board of Directors” means:

(1) with respect to Finance Corp., its board of directors;

(2) with respect to the Partnership, the Board of Directors of the General Partner or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Credit Facilities” means one or more debt facilities, commercial paper facilities or other agreements, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $25,000,000.

“Depositary” means, unless otherwise specified by the Company with respect to any series of debt securities issuable or issued in whole or in part in the form of one or more global securities, The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations.

“Designated Senior Indebtedness” means, as of any time of determination, each series of Senior Indebtedness which has an aggregate principal amount outstanding at such time of, or under which, at such time, the holders thereof are committed to lend, at least $100 million.

“General Partner” means Access Midstream Partners GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means any Subsidiary of the Partnership (except Finance Corp.) who may execute the indenture, or a supplemental indenture, for the purpose of providing a Subsidiary Guarantee and the respective successors and assigns of any such Subsidiary, in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to the indenture or any supplemental indenture.

“Holder” means a Person in whose name a debt security is registered.

“Indebtedness” means, without duplication, with respect to any Person, (a) all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (b) all liabilities of others of the kind described in the preceding clause (a) that such Person has guaranteed; and (c) Indebtedness (as otherwise defined in this definition) of another Person secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Operating Company” means Access MLP Operating, L.L.C., a Delaware limited liability company, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Senior Indebtedness” means

(1) any debt securities of the Issuers (other than Subordinated Debt Securities);

(2) all Indebtedness of the Partnership or any Guarantor outstanding under Credit Facilities and all hedging obligations with respect thereto;

(3) the Issuers’ 5.875% Senior Notes due 2021;

(4) the Issuers’ 6.125% Senior Notes due 2022;

(5) any other Indebtedness of the Partnership or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the debt securities or any Subsidiary Guarantee; and

(6) all Obligations with respect to the items listed in the preceding clauses (1) through (4).

Notwithstanding anything to the contrary in the preceding sentence, Senior Indebtedness will not include any intercompany Indebtedness of the Partnership or any of its Subsidiaries.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the debt securities.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•

provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

•

plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3375 per unit, or $1.35 on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our most recent quarterly distribution was $0.435 per unit, or $1.74 annualized. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights. Our general partner is entitled to 2.0% of all quarterly distributions that we make after inception and prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.388125 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on limited partner units that it owns.

Operating Surplus and Capital Surplus

General. All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus. Operating surplus for any period consists of:

•	$120 million (as described below); plus

•	all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions, which include the following:

•	borrowings (including sales of debt securities) that are not working capital borrowings;

•	sales of equity interests;

•	sales or other dispositions of assets outside the ordinary course of business; and

•	capital contributions received;

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as defined below) after the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred; less

•	any loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $120 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus is to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made in the ordinary course of business under our gas compressor master rental and servicing agreement, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures does not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus. Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

Characterization of Cash Distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity and/or operating income. A primary component of maintenance capital expenditures is well connection expenditures required to replace expected reductions in natural gas gathering volumes handled by our facilities. Other components of maintenance capital expenditures include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes are not considered to be maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus and adjusted operating surplus if we subtracted actual maintenance capital expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our operating capacity and/or operating income (as the Board of Directors of our general partner, with the concurrence of its conflicts committee, deems appropriate) over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods is subject to review and change by our general partner (with the concurrence of the conflicts committee of our Board of Directors) at least once a year, provided that any change is approved by our conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•

it reduces the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter;

•	it increases our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes are not considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus do not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset (such as gathering pipelines or treating facilities) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure reduce operating surplus when realized and cash receipts from an investment capital expenditure is treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes are allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

General. Our partnership agreement provides that, during the subordination period (which we describe below), the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3375 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus is made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages are paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period. Except as described below, the subordination period will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2013, if each of the following has occurred:

•

distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period. Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

•

distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $2.025 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $2.025 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner. In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Expiration of the Subordination Period. When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Cash payments by any of our customers to settle a shortfall associated with any minimum volume commitment under a gas gathering agreement will be operating surplus in the quarter in which they are actually received. An estimated, prorated amount of such payments, however, may be included in adjusted operating surplus by our general partner in the manner generally described below. As described elsewhere in this prospectus, the cash settlement of any shortfall in actual volumes associated with the minimum volume commitments of our customers will be settled in the year following the calendar year to which such volume commitments relate. In order to accommodate the rolling-four quarter test associated with expiration of the subordination period (relative to any after the period payment associated with a shortfall in any minimum volume commitment), to the extent that the actual volumes (associated with a minimum volume commitment) in a particular quarter or quarters are less than the prorated minimum volume commitment amount for such period, our general partner may add to adjusted operating surplus for such period an amount equal to such shortfall in actual volumes, multiplied by the then applicable gathering rate. The quarterly shortfall payment estimate would be adjusted each subsequent quarter based on the level of actual volumes for such subsequent quarter and the preceding quarters of the period that remain subject to a minimum volume commitment (as compared to the prorated volume commitment for such period). If the estimated amount of shortfall payments used by our general partner to increase adjusted operating surplus in prior quarters is more than any shortfall amount actually paid for a minimum volume commitment period as finally determined, and subordinated units remain outstanding, then adjusted operating surplus shall be adjusted in each such quarter to give effect to the actual amount of the payment as if it had been received in such quarter to cover the shortfall in such quarter. With respect to a quarter in which a shortfall amount is actually paid, adjusted operating surplus shall be reduced by an amount equal to the amount of quarterly shortfall payment estimates previously added by the general partner to adjusted operating surplus with respect to such minimum volume commitment period.

Distributions of Available Cash From Operating Surplus During the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

Distributions of Available Cash From Operating Surplus After the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

Our general partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.388125 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.421875 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.50625 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest, assume our general partner has contributed any additional capital to maintain its 2.0% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit	Unitholders	General partner
Minimum Quarterly Distribution	$0.3375	98.0%	2.0%
First Target Distribution	up to $0.388125	98.0%	2.0%
Second Target Distribution	above $0.388125 up to $0.421875	85.0%	15.0%
Third Target Distribution	above $0.421875 up to $ 0.50625	75.0%	25.0%
Thereafter	above $ 0.50625	50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner’s general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.60.

	Quarterly distribution per unit prior to reset	Marginal percentage interest in distribution		Quarterly distribution per unit following hypothetical reset
		Unitholders	General partner
Minimum Quarterly Distribution	$0.3375	98.0%	2.0%	$0.60
First Target Distribution	up to $0.388125	98.0%	2.0%	up to $0.69(1)
Second Target Distribution	above $0.388125 up to $0.421875	85.0%	15.0%	above $0.69(1) up to $0.75(2)
Third Target Distribution	above $0.421875 up to $0.50625	75.0%	25.0%	above $0.75(2) up to $0.90(3)
Thereafter	above $0.50625	50.0%	50.0%	above $0.90(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 147,999,240 common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit would be $0.60 for the two quarters prior to the reset.

	Quarterly distribution per unit prior to reset	Cash distributions to common unitholders prior to reset	Cash distributions to general partner prior to reset
			Common Units	2.0% general partner interest	Incentive distribution rights	Total	Total distributions
Minimum Quarterly Distribution	$0.3375	$49,949,744	$—	$1,019,383	$—	$1,019,383	$50,969,126
First Target Distribution	above $0.3375 up to $0.388125	7,492,462	—	152,907	—	152,907	7,645,369
Second Target Distribution	above $0.388125 up to $0.421875	4,994,974	—	117,529	763,937	881,466	5,876,440
Third Target Distribution	above $0.421875 up to $0.50625	12,487,436	—	332,998	3,829,480	4,162,479	16,649,915
Thereafter	above $0.50625	13,874,929	—	554,997	13,319,932	13,874,929	27,749,858

		$88,799,544	$—	$2,177,814	$17,913,349	$20,091,163	$108,890,707

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 177,854,822 common units outstanding, our general partner’s 2.0% interest has been maintained, and the average distribution to each common unit would be $0.60. The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its IDRs for the two quarters prior to the reset as shown in the table above, or $17,913,349, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.60.

	Quarterly distribution per unit after reset	Cash distributions to common unitholders after reset	Cash distributions to general partner after reset
			Common Units issued in connection with reset	2.0% general partner interest	Incentive distribution rights	Total	Total distributions
Minimum Quarterly Distribution	$0.600	$88,799,544	$17,913,349	$2,177,814	$—	$20,091,163	$108,890,707
First Target Distribution	up to $0.690 above $0.690	—	—	—	—	—	—
Second Target Distribution	up to $0.750 Above $0.750	—	—	—	—	—	—
Third Target Distribution	up to $0.900 Above $0.900	—	—	—	—	—	—
Thereafter		—	—	—	—	—	—

		$88,799,544	$17,913,349	$2,177,814	$—	$20,091,163	$108,890,707

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions from Capital Surplus Will Be Made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

If we reduce the minimum quarterly distribution to zero, all future distributions will be made such that 50.0% will be paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price as described below; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) available cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by them to us for their units, which we refer to as the “initial unit price” for each unit. The initial unit price for the common units will be the price paid for the common units issued in this offering. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (i) the initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (i) the initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•

fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•

sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses. If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•

first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized in January 2010 and will have a perpetual existence.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of natural gas, natural gas liquids and oil gathering, treating and compression services, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read “—Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2020 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3 percent of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights

Except for transfers to an affiliate or to another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets, the sale of all of the ownership interests in our general partner, the pledge, hypothecation, mortgage, encumbrance, grant of a lien, collateralization, or other grant of a security interest in the incentive distribution rights in favor a person providing bona-fide debt financing to such holder as security or collateral for such debt financing and the transfer of incentive distribution rights in connection with exercise of any remedy of such person in connection therewith, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2020. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement) or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; and

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in five states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our primary operating subsidiary, Access MLP Operating, L.L.C., which we refer to as our “operating company,” may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership interests (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0 percent of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of December 11, 2012, our general partner and its affiliates owned approximately 69.5 percent of our outstanding common and subordinated units.

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•

are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2020 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2020, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50 percent of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3 percent of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3 percent of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all of its or its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may (i) transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interests in such holder or the sale of all or substantially all of such holder’s assets to that entity or (ii) pledge, hypothecate, mortgage, encumber, grant a lien, collateralize, or grant a security interest in the incentive distribution rights in favor of a person providing bona-fide debt financing to such holder as security or collateral for such debt financing and the transfer of incentive distribution rights in connection with exercise of any remedy of such person in connection therewith, without the prior approval of the unitholders. Prior to June 30, 2020, any other transfer of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2020, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Access Midstream Partners GP, L.L.C. as our general partner or from otherwise changing our management. Please read “— Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “— Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

In the event any rates that we charge our customers become regulated by the Federal Energy Regulatory Commission, to avoid any adverse effect on the maximum applicable rates chargeable to customers by us, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and our financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Operating Agreement of Access MLP Operating, L.L.C.

We conduct all of our operations through Access MLP Operating, L.L.C. and its subsidiaries. Under the amended and restated limited liability company agreement of Access MLP Operating, L.L.C., the management of Access MLP Operating, L.L.C. is vested in us. As the sole member, we have the authority to cause Access MLP Operating, L.L.C. to make distributions to us, among other things, as required.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Access Midstream Partners, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code.

In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the IRS regarding our status as a partnership. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us. For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to effect a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2.0% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time. No ruling has been or will be sought from the IRS regarding, and the IRS has made no determination as to, our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor the operating subsidiaries has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units. The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Access Midstream Partners, L.P. will be treated as partners of Access Midstream Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Access Midstream Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Access Midstream Partners, L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Access Midstream Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections.” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to effect a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to effect a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and thereafter, absent new legislation, the U.S. federal income tax rates on both ordinary income and long-term capital gains will increase. Further, such rates are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.” We intend to take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead.

Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at favorable rates. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” We intend to take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “— Tax Consequences of Unit Ownership — Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of taking into account the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures. In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner. The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common units paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, proposed Treasury Regulations and subsequent IRS guidance provide that such rules will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of common units on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions.

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “— Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Arkansas, Kansas, Louisiana, Oklahoma, Pennsylvania, Texas and West Virginia. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership —Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in a prospectus supplement relating to the offering of debt securities.

INVESTMENT IN ACCESS MIDSTREAM PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by certain employee benefit plans may be subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities (“IRAs”) established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan and prohibit certain transactions involving the assets of an employee benefit plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an employee benefit plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to an employee benefit plan, is generally considered to be a fiduciary of the employee benefit plan. In considering an investment in us, among other things, consideration should be given to:

•	whether the investment satisfies the prudence requirements under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Tax Consequences—Tax-Exempt Organizations and Other Investors”;

•	whether the investment is permitted under the terms of the applicable documents governing the plan;

•	whether in making the investment, the plan will be considered to hold as plan assets (1) only the investment in us or (2) an undivided interest in our underlying assets; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that, with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the employee benefit plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential employee benefit plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of us.

Plan Asset Issues

In addition to considering whether the purchase of our units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other Similar Laws.

The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the regulations) and are either part of a class registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and certain non-electing church plans) and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

With respect to an investment in us, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirement in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code and other Similar Laws.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

In addition, we may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we may be required by the securities laws of certain states to offer and sell Securities only through registered or licensed brokers or dealers.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers or their affiliates may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

We may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at–the–market offerings will be described in the prospectus supplement relating thereto.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

The maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over–allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of certain of the securities and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. The validity of certain guarantees with respect to the debt securities offered by this prospectus will be passed upon for us by Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports (which each contain an explanatory paragraph stating the Partnership and Chesapeake Midstream Development, L.P. earned substantially all of its revenues and has other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements for the year ended December 31, 2010 of Appalachia Midstream Services, L.L.C. included as Exhibit 99.2 to our Current Report on Form 8-K/A dated February 14, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that Appalachia Midstream Services, L.L.C. earned a significant amount of its revenues from an affiliate and has other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements for the years ended December 31, 2011 and 2010 of Chesapeake Midstream Operating, L.L.C. included as Exhibit 99.2 to our Current Report on Form 8-K dated December 12, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that Chesapeake Midstream Operating, L.L.C earned a significant portion of its revenues and has other significant transactions with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

$1,400,000,000

% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

                    , 2012

Joint Book-Running Managers

Citigroup

Barclays

UBS Investment Bank

Wells Fargo Securities

Senior Co-Managers

BofA Merrill Lynch

BMO Capital Markets

Capital One Southcoast

DnB Markets

Mitsubishi UFJ Securities

Morgan Stanley

RBS

Junior Co-Managers

Comerica Securities

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

Raymond James

RBC Capital Markets

SMBC Nikko